JEREMY ASSOCIATES LIMITED PARTNERSHIP

    THIRD AMENDED AND RESTATED
    AGREEMENT OF LIMITED PARTNERSHIP




    Dated as of August 1, 1996




















    TABLE OF CONTENTS

Preliminary Statement     1

ARTICLE I       2

Defined Terms   2

ARTICLE II     13

Name and Business   13
    2.1  Name; Continuation   13
    2.2  Office and Resident Agent      14
    2.3  Purpose    14
    2.4  Term and Dissolution      14

ARTICLE III    15

Mortgage, Refinancing and Disposition of Property      15

ARTICLE IV     16

Partners; Capital   16
    4.1  Capital and Capital Accounts   16
    4.2  General Partners     17
    4.3  Investment Limited Partners and Special Limited Partner      17
    4.4  Liability of the Limited Partners   17
    4.5  Special Rights of the Investment Limited Partners;
         Certain Consequences of General Partner Withdrawals     18
    4.6  Meetings   20

ARTICLE V      20

Capital Contributions of the Investment Limited Partners and the Special
Limited Partner     20
    5.1  Payments   20
    5.2  Return of Capital Contributions     23
    5.3  Limitation of Remedy      25

ARTICLE VI     25

Rights, Powers and Duties of General Partners     25
    6.1  Authorized Acts      25
    6.2  Restrictions on Authority      26
    6.3  Personal Services    28
    6.4  Business Management and Control; Tax Matters Partner    28
    6.5  Duties and Obligations    29
    6.6  Representations and Warranties      31
    6.7  Liability on the Permanent Mortgage      34
    6.8  Indemnification of the General Partners  35
    6.9  Indemnification of the Partnership and the Limited Partners  36
    6.10 Operating Deficits   36
    6.11 Obligation to Complete the Construction of the Apartment
Complex   37
    6.12 Certain Payments to the General Partners and Others     38
    6.13 Delegation of General Partner Authority  40
    6.14 Assignment to Partnership      41

ARTICLE VII    41

Withdrawal of a General Partner; New General Partners  41
    7.1  Withdrawal      41
    7.2  Obligation to Continue    41

ARTICLE VIII   42

Transferability of Limited Partner Interests      42
    8.1  Assignments     42
    8.2  Substituted Limited Partner    42
    8.3  Restrictions    43

ARTICLE IX     43

Borrowings     43

ARTICLE X      44

Profits, Losses, Tax Credits, Distributions and Capital Accounts      44
    10.1 Profits, Losses and Tax Credits     44
    10.2 Cash Distributions Prior to Dissolution  45
    10.3 Distributions Upon Dissolution      47
    10.4 Special Provisions   48
    10.5 Authority of the General Partners to Vary Allocations to
Preserve
         and Protect the Partners' Intent    51

ARTICLE XI     53

Management Agent    53

ARTICLE XII    54

Books and Records, Accounting, Tax Elections, Etc.     54
    12.1 Books and Records    54
    12.2 Bank Accounts   54
    12.3 Auditors   54
    12.4 Cost Recovery and Elections    55
    12.5 Special Basis Adjustments      55
    12.6 Fiscal Year     55
    12.7 Information to Partners   56
    12.8 Expenses of the Partnership    59

ARTICLE XIII   60

General Provisions  60
    13.1 Restrictions by Reason of Section 708 of the Code  60
    13.2 Amendments to Certificate      60
    13.3 Notices    60
    13.4 Word Meanings   60
    13.5 Binding Effect  61
    13.6 Applicable Law  61
    13.7 Counterparts    61
    13.8 Separability of Provisions     61
    13.9 Paragraph Titles     61
    13.10     Amendment Procedure  61
    13.11     Fees of Tax Accountants   61
    13.12     Extraordinary Limited Partner Expenses   62
    13.13     Time of Admission    62
    13.14     Superseding of Prior Agreements     62
    13.15     General Partner Division of Authority, Etc.   62
    13.16     Purchase of Investment and Special Limited Partner Interests
 63

SCHEDULE A

EXHIBIT A
EXHIBIT B



    JEREMY ASSOCIATES LIMITED PARTNERSHIP

    THIRD AMENDED AND RESTATED
    AGREEMENT OF LIMITED PARTNERSHIP

    Preliminary Statement

    Jeremy Associates Limited Partnership (the "Partnership") was formed as a Colorado limited partnership pursuant to a Limited Partnership Agreement effective on June 15, 1993 (the "Original Agreement") by and among Surrey Wood Associates Limited Liability Company, a Colorado limited liability company ("Surrey"), as the general partner and Donald A. Simpson, Timothy D. Roble, Brent W. Miller and Glen P. Brovont as the limited partners (in such capacity, the "Original Limited Partners"). A certificate of limited partnership with respect thereto (the "Original Certificate") was filed in the Filing Office on June 15, 1993. The Original Agreement was replaced by a Limited Partnership Agreement (the "Replacement Agreement") dated as of May 16, 1995, pursuant to which Surrey and the Original Limited Partners withdrew from the Partnership and SMBR Associates Limited Partnership, a Texas limited partnership ("SMBR"), was admitted as the sole general partner and Banc One Tax Credit Fund I, L.P., an Ohio limited partnership ("Fund"), was admitted as the sole limited partner of the Partnership. An Amendment No. 1 to the Original Certificate, declaring SMBR to be the general partner of the Partnership, was filed with the Colorado Secretary of State on May 11, 1995. SMBR assigned its general partner interest in the Partnership to Simpson Housing Limited Partnership, a Colorado limited partnership ("SHLP"), and SHLP was admitted as substitute general partner, pursuant to an Amendment and Assumption Agreement dated as of September 29, 1995. A Certificate of Amendment to Certificate of Limited Partnership, declaring SHLP to be the general partner of the Partnership, was filed with the Colorado Secretary of State on November 1, 1995. Fund withdrew as limited partner of the Partnership, and Paloma LLC, a Colorado limited liability company ("Paloma"), was admitted as the limited partner, pursuant to a Termination and Release Agreement dated as of April 1, 1996. The Replacement Agreement was amended and restated in its entirety by the Amended and Restated Limited Partnership Agreement between SHLP and Paloma effective on January 1, 1996 (the "First Partnership Agreement").

    The First Partnership Agreement was amended and restated in its entirety by the Second Amended and Restated Agreement of Limited Partnership dated as of June 28, 1996 (the "Second Partnership Agreement"), whereby Paloma withdrew as limited partner of the Partnership and Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership ("BCTC 3") and Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership ("BCTC 4") were admitted as Limited Partners of the Partnership.

    The parties hereto now desire to enter into this Third Amended and Restated Agreement of Limited Partnership in order to provide for the admission of BCTC 94, Inc., a Delaware corporation ("BCTC 94") as the Special Limited Partner and more fully set forth the rights and obligations of the Partners.

    Certain capitalized terms used herein shall have the respective meanings specified in Article I.

    In consideration of the mutual agreements set forth herein, it is agreed and certified, and the Second Partnership Agreement is hereby amended and restated in its entirety, as follows:


    ARTICLE I

    Defined Terms

    The following defined terms used in this Agreement shall have the meanings specified below:

    Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partners for such year. The Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partners is revised as a result of an audit or is recaptured.

    Additional Limited Partner means any holder of an Interest designated as an Additional Limited Partner pursuant to Section 4.5(b).

    Admission Date means June 28, 1996.

    Affiliate means as to any named Person (or as to every Partner if no Person is specifically named): (i) such Person or any member of his Immediate Family; (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, any such Person or member of his Immediate Family; (iii) any Entity of which a majority of the voting interests is owned by any one or more of the Persons referred to in the preceding clauses (i) and
(ii); (iv) any officer, director, trustee, employee, stockholder (10% or more) or partner of any Person referred to in the preceding clauses (i), (ii) and
(iii); and (v) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, any Person referred to in any of the preceding clauses.

    Agency means, as applicable, any government agency having jurisdiction over the particular matter to which reference is being made.

    Aggregate Cost means the sum of (i) the total Capital Contributions made or anticipated to be made by the Investment Limited Partners plus (ii) the proportionate amount of the mortgage loans on, and other debts related to, the Apartment Complex, which proportionate amount is equal to the Investment Limited Partners' initial pro rata interest in the profits, losses, and tax credits of the Partnership. The amount of the Aggregate Cost determined upon payment of the last of the Installments of the Capital Contribution of the Investment Limited Partners shall not thereafter be reduced.

    Agreement means this Third Amended and Restated Agreement of Limited Partnership, including Schedule A, as amended from time to time.

    Apartment Complex means the real property located in Irving, Dallas County, Texas, as more fully described in the Mortgage, together with (i) all buildings and other improvements constructed or to be constructed thereon and
(ii) all furnishings, equipment and personal property covered by the Mortgage.

    Applicable Federal Rate means the "applicable federal rate" as defined and determined in the manner set forth in Section 1274(d) of the Code.

    Applicable Percentage has the meaning given to it in Section 42(b) of the Code.

    Asset Management Fee means the fee payable to BCCLP or an Affiliate thereof pursuant to Section 6.12(c).

    Auditors means Arthur Andersen LLP, of Denver, Colorado, or such other firm of independent certified public accountants as may be engaged by the General Partner with the consent of Boston Capital for the purposes of preparing the Partnership income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

    Authority means the Texas Department of Housing and Community Affairs, and its successors.

    Available Debt Service Funds means, for any period of two consecutive calendar months, the excess of (i) all cash actually received by the Partnership on a cash basis from normal operations during such period, but specifically excluding the proceeds of insurance (other than business or rental interruption insurance), loans, Capital Transaction proceeds and Capital Contributions over (ii) all cash requirements of the Partnership properly allocable to such period of time on an accrual basis (not including distributions to Partners or payments out of Cash Flow or the Asset Management
Fee) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, all as set forth in an audited financial statement of the Partnership, but specifically excluding any required payments on any Permanent Mortgage.

    BCCLP means Boston Capital Communications Limited Partnership, a Massachusetts limited partnership, and its successors and assigns.

    BCTC 3 means Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership, and its successors.

    BCTC 4 means Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, and its successors.

    Boston Capital means Boston Capital Partners, Inc., a Massachusetts corporation, and its successors and assigns.

    Capital Account has the meaning specified in Section 4.1(b).

    Capital Contribution means the total value of cash or property contri-buted and agreed to be contributed to the Partnership by each Partner, as shown in Schedule A. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

    Capital Transaction means any transaction the proceeds of which are not includable in determining Cash Flow, including, without limitation, the sale or other disposition of all or substantially all of the assets of the Partnership, but excluding the payment of Capital Contribution and loans to the Partnership (other than a refinancing of a Mortgage).

    Cash Flow means the profits or losses of the Partnership from and after the Commencement Date subject to any applicable Lender or Agency requirements and to the following adjustments:

    (a) Cost recovery deductions of buildings, improvements and personal property and amortization deductions of any kind shall not be deducted;

    (b)  Mortgage amortization shall be deducted;

    (c) Mortgage interest which is included in determining profits and losses but which is not currently payable in cash shall be deducted when actually paid;

    (d)  Payments to reserves under Section 6.5(e) shall be deducted;

    (e) Any amounts paid for capital expenditures (other than amounts paid from the Construction or Permanent Mortgage or the Capital Contributions of the Partners) shall be deducted, unless paid from any replacement reserve or funded through insurance;

    (f) The proceeds of any Mortgage refinancing, any sale, exchange, eminent domain taking, damage or destruction (whether insured or uninsured), or other disposition, of all or any part of the Apartment Complex (other than the proceeds of any business or rental interruption insurance) shall not be included;

    (g)  Any rent or interest subsidy payments shall be included; and

    (h) The fees set forth in Sections 6.12 and any fee payable in connection with any transaction referred to in clause (f) above shall not be deducted.

    Certificate means the Original Certificate as amended from time to time (including any amendment thereto effected by or in connection with this Agreement).

    Class Contribution means the aggregate Capital Contributions of all mem-bers of a particular class of Partners (i.e., the General Partners, the Investment Limited Partners, the Special Limited Partner or any Additional Limited Partner).

    Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

    Commencement Date means June 1, 1996.

    Competitive Real Estate Commission means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

    Completion Date means December 31, 1995.

    Compliance Period means the fifteen (15)-year period commencing with the first year of the Credit Period.

    Consent of the Investment Limited Partners means the prior written consent or approval of each Investment Limited Partner, which shall not be unreasonably withheld or delayed.

    Construction Contract means the Construction Contract for the Apartment Complex originally between the Partnership and Marks Construction Company, a Colorado corporation, and later changed to be between the Partnership and SHLP, as amended.

    Construction Contract Note means the promissory note (if any) to be issued under paragraph 3 of the Construction Contract.

    Construction Lender means Bank One, Arizona, NA in its capacity as holder of the Construction Mortgage; or SHLP in such capacity; or SHLP's successors or assigns in such capacity.

    Construction Mortgage means the financing for the construction of the Apartment Complex provided by the Construction Lender in a principal amount of up to $6,757,536.

    Construction Mortgage Closing means the first date upon which the Construction Mortgage was closed and the initial draw thereunder was disbursed.

    Controlling Person has the meaning given to it in the context of Section 15 of the Securities Act of 1933, as amended.

    Cost Certification means the date upon which each Limited Partner shall have received the written certification of the Auditors, in a form and in substance satisfactory to Boston Capital, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage pertaining to each building in the Apartment Complex.

    Credit Period has the meaning given to it in Section 42(f)(1) of the Code.

    Debt Service Coverage Ratio means for any period, a fraction, the numerator of which is the Available Debt Service Funds with respect to such period and the denominator of which is the Debt Service Requirements for such period. The achievement by the Partnership of a specified Debt Service Coverage Ratio shall be confirmed by the Auditors and shall be subject to the approval of the Special Limited Partner, which shall not be unreasonably withheld, provided, however, that no objection by the Special Limited Partner to the determination of the Auditors shall be valid unless the General Partner is notified of such objection, and the specific reasons therefor, within seven
(7) business days following the receipt by the Special Limited Partner of the Auditors' determination letter and in the event that the Special Limited Partner does not so notify the General Partner within such seven (7) business day period, the Special Limited Partner will be deemed to have waived its right to object to such determination.

    Debt Service Requirements means for any period, all debt service, reserve, mortgage insurance premium, tax and insurance escrows and/or other cash requirements imposed with respect to the Mortgage or any other indebtedness (except for the Subordinated Loans) properly allocable to such period of time on an annualized accrual basis as determined by the Auditors. To the extent the relevant period includes any period prior to Permanent Mortgage Commencement, Debt Service Requirements for such period shall be computed by adding to the foregoing amounts the amount (if any) by which the debt service on the Permanent Mortgage loan if made pursuant to the Permanent Mortgage Commitment would exceed for such period the actual debt service for the relevant period on the current indebtedness of the Partnership which will be paid in full upon Permanent Mortgage Commencement.

    Development Services Agreement (1993) means the Development Services Agreement (1993) dated December 6, 1993 by and among the Partnership and the Managers named therein, and later changed to be between the Partnership and SHLP, as amended.

    Development Services Agreement (1993) Note means the promissory note in the amount of $180,000 issued under the Development Services Agreement (1993).

    Development Services Agreement (1995) means the Amended and Restated Development Services Agreement (1995) by and between the Partnership and SHLP relating to certain services, guarantees and liabilities in connection with the development of the Apartment Complex, as amended.

    Development Services Agreement (1995) Note means the promissory note in the amount of $560,000 issued under the Development Services Agreement (1995).

    Disposition (including the forms Dispose and Disposing) means, as to a Limited Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

    Due Diligence Requirements means those developmental requirements set forth on Exhibit A hereto.

    Economic Risk of Loss has the meaning set forth in Treasury Regulation
Section 1.752-2.

    Effective Date means August 1, 1996.

    89-12 Requirements means the requirements set forth in Internal Revenue Procedure 89-12 which are prerequisites to the issuance, assuming that each General Partner is a corporation, by the Service of an advance ruling that the Partnership will be characterized for Federal income tax purposes as a partnership and not as an association taxable as a corporation.

    Eligible Basis has the meaning given to it in Section 42(d) of the Code.

    Entity means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative, real estate investment trust, limited liability company or association.

    Environmental Reports means that certain Phase I Environmental Site Assessment conducted by Southwestern Laboratories in respect of the Apartment Complex dated June 1992 and that certain letter report from Maxim Technologies, Inc. to SHLP dated August 9, 1996.

    Estoppel Letter means an estoppel letter in form and substance reasonably satisfactory to the Special Limited Partner delivered to the Partnership from each Lender which certifies as to each Mortgage loan (i) that there is no default ongoing, (ii) the amounts of interest and principal paid on such Mortgage loan to date and (iii) the outstanding principal balance of such Mortgage loan.

    Event of Bankruptcy means, with respect to any Person,

         (i) the entry of a decree or order for relief by a court having jurisdiction in respect of such Person or in respect of any Controlling Person of such Person in a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or of any Controlling Person of such Person or for any substantial part of such Person's property or of the property of any Controlling Person of such Person, or the issuance of an order for the winding-up or liquidation of such Person's affairs or the affairs of any Controlling Person of such Person and the continuance of any such decree or order unstayed and in effect for a period of sixty
(60) consecutive days, or

         (ii) the commencement by such Person or by any Controlling Person of such Person of a proceeding seeking any decree, order or appointment referred to in clause (i), the consent by such Person or by any Controlling Person of such Person to any such decree, order or the appointment, or taking of any action by such Person or by any Controlling Person of such Person in furtherance of any of the foregoing.

    Filing Office means the Office of the Secretary of State of the State.

    General Partners means SHLP and any Persons who become General Partners as provided herein, in their capacities as general partners of the Partnership. At any and all times where there is only one General Partner, the term General Partners shall mean such sole General Partner.

    Hazardous Material has the collective meanings given to the terms "hazardous material", "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. In addition, the term Hazardous Material also includes oil and any other substance known to be hazardous.

    HUD means the United States Department of Housing and Urban Development.

    Immediate Family means, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

    Initial 100% Occupancy Date means the first date upon which not less than 100% of the Low-Income Apartment Units in the Apartment Complex were leased to and physically occupied by Qualified Tenants.

    Installment means an installment of the Investment Limited Partners' Capital Contributions paid or payable to the Partnership pursuant to Sec-tion 5.1.

    Insurance Requirements means those requirements set forth on Exhibit B hereto.

    Interest means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder in his capacity as such and the obligation of such Partner to comply with the terms of this Agreement. A Partner's right to fees which he has earned for services rendered, guarantees made or personal liabilities incurred (as distinguished from his rights to distributions with respect to his Interest as a Partner) is not included in his Interest.

    Invested Amount means (i) as to the Investment Limited Partners, an amount equal to the paid-in Capital Contributions of such Investment Limited Partners, divided by 0.73, and (ii) as to any other Partner, an amount equal to its paid-in Capital Contribution.

    Investment Capital Ratio means, as between the Investment Limited
Partners, the ratio in which they share certain obligations and rights pursuant to this Agreement, which ration shall be : BCTC 3 - 71.65% and BCTC 4 - 28.35 %.

    Investment General Partners means Boston Capital Associates III L.P., a Delaware limited partnership, in its capacity as the general partner of BCTC 3, Boston Capital Associates IV L.P., a Delaware limited partnership, in its capacity as the general partner of BCTC 4, and any other Person who may become a successor or additional general partner of either Investment Limited Partner.

    Investment Limited Partners means Boston Capital Tax Credit Fund III
L.P., a Delaware limited partnership, Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, and any Person or Persons who replace either of them as Substituted Limited Partner pursuant to this Agreement, but shall not include any Special Limited Partner or Additional Limited Partner. At any and all times where there is only one Investment Limited Partner, the term Investment Limited Partners shall mean such sole Investment Limited Partner.

    Investment Partnership Agreements mean the Agreements of Limited Partner-ship of the Investment Limited Partners, as each may be amended from time to time.

    Lenders means the Construction Lender and the Permanent Lender, each in its capacity as maker of a Mortgage loan, or its successors and assigns in such capacity.

    Limited Partners means the Investment Limited Partners, the Special Limited Partner and any Additional Limited Partner.

    Low-Income Apartment Units means the 93 units in the Project with respect to which the Partnership has agreed to comply with the requirements for the Tax Credit under Section 42 of the Code.

    Management Agent means the management and rental agent for the Apartment Complex.

    Management Agreement means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

    Management Fee means the Management Fee to which reference is made in
Article XI.A.

    Management Services Agreement means the Management Services Agreement which was originally among the Partnership and the Managers named therein concerning the performance of certain services for the Partnership by the Managers, and was later changed to be between the Partnership and SHLP, as amended.

    Management Services Agreement Notes means the promissory note in the amount of $189,400 issued under the Management Services Agreement, and the additional promissory note or notes (if any) to be issued under the Management Services Agreement.

    Minimum Set-Aside Test means the set aside test selected by the Partner-ship pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

    Mortgage means the mortgage indebtedness of the Partnership to a Lender; where the context admits, Mortgage shall mean and include the mortgage note evidencing such indebtedness, the mortgage or deed of trust and security agreement securing such indebtedness, the loan agreement and all other documentation related thereto which evidence and secure such indebtedness, including any Agency documentation related thereto.

    Original Agreement has the meaning specified in the Preliminary
Statement.

    Original Certificate has the meaning specified in the Preliminary
Statement.

    Original Limited Partners has the meaning specified in the Preliminary Statement.

    Partner means any General Partner or Limited Partner.

    Partner Non-Recourse Debt means any Partnership liability (a) that is considered non-recourse under Treasury Regulation Section 1.1001-2 or for which the creditor's right to repayment is limited to one or more assets of the Partnership and (b) for which any Partner or Related Person bears the Economic Risk of Loss.

    Partner Non-Recourse Debt Minimum Gain means the amount of partner nonrecourse debt minimum gain and the net increase or decrease in partner nonrecourse debt minimum gain determined in a manner consistent with Treasury Regulation Sections 1.704-2(d) and 1.704-2(g)(3).

    Partnership means the limited partnership continued pursuant to this Agreement.

    Partnership Management Fee shall have the meaning set forth in Section 6.12(g).

    Partnership Minimum Gain means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability for no consideration other than full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation Section 1.704-2(d).

    Partnership Non-Recourse Liability means any Partnership liability (or portion thereof) for which no Partner or Related Person bears the Economic Risk of Loss.

    Percentage Interests means, as between the Investment Limited Partners, the ratio in which they share in the benefits of the Partnership, which ratio shall be: BCTC 3 - 66%; BCTC 4 - 34%.

    Permanent Lender means Massachusetts Mutual Life Insurance Company, a Massachusetts corporation, or any other provider of the Permanent Mortgage to be obtained by the Partnership in accordance with Article III, in its capacity as maker and holder of the Permanent Mortgage, together with its successors and assigns in such capacity.

    Permanent Mortgage means the permanent financing provided, or to be provided, by the Permanent Lender for the Apartment Complex in accordance with a Permanent Mortgage Commitment.

    Permanent Mortgage Commencement means the later to occur of (a) closing of the Permanent Mortgage, or (b) repayment of the Construction Mortgage in its entirety.

    Permanent Mortgage Commitment means the commitment of Massachusetts
Mutual Life Insurance Company, a Massachusetts corporation dated
__________ ___, 1996 to provide permanent financing for the Apartment Complex, or any other commitment to provide permanent financing obtained by the General Partner in accordance with Article III and which shall be in form and substance satisfactory to the Investment Limited Partners.

    Person means any individual or Entity.

    Project Documents means and includes the Construction Mortgage and the Permanent Mortgage, the Management Agreement, the Construction Contract, the Management Services Agreement, the Development Services Agreement (1993), the Development Services Agreement (1995), the Service Notes, all other instruments delivered to (or required by) the Construction Lender and/or the Permanent Lender and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

    Projected Credit means $258,913 for 1996, $455,034 per annum for each of the years 1997 through 2005 and $147,601 for 2006; provided, however, that the Projected Credit for 2006 shall be reduced by the amount, if any, by which the Actual Credit for 1996 exceeds $258,913; and provided further that upon the occurrence of any of the events described in Section 5.1(f), the Projected Credit shall thereafter be the Revised Projected Credit.

    Prospectus means each prospectus contained in the registration statement filed with the Securities and Exchange Commission on behalf of the Investment Limited Partners for the registration of beneficial assignee certificates and/or limited partnership interests under the Securities Act of 1933, as amended, in the final form in which said prospectus is filed with said Commission and as thereafter amended and/or supplemented from time to time pursuant to Rule 424 under said Act, or otherwise.

    Qualified Basis has the meaning given to it in Section 42(c) of the Code.

    Qualified Tenant means a tenant (i) with income not exceeding that permitted by the Minimum Set-Aside Test who leases a Low-Income Apartment Unit in the Project under a lease having an original term of not less than 6 months at a rent not in excess of that specified in Section 42(g)(2) of the Code and
(ii) complying with any other requirements imposed by the Project Documents.

    Related Person means a Person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

    Rental Achievement means the first time following four (4) consecutive full calendar months of operations (with each month considered individually) that the Apartment Complex generates a 1.15 to 1.00 Debt Service Coverage Ratio.

    Rent Restriction Test means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed thirty per cent (30%) of the imputed income levels determined under Section 42(g)(2)(C).

    Required Debt Service Coverage Ratio means a Debt Service Coverage Ratio of not less than 1.15.

    Revised Projected Credit has the meaning given to it in Section 5.1(f).

    Schedule A means Schedule A to this Agreement, as amended from time to time.

    Second Partnership Agreement has the meaning specified in the Preliminary Statement.

    Service means the Internal Revenue Service.

    Service Notes means the Construction Contract Note, the Development Services Agreement (1993) Note, the Development Services Agreement (1995) Note and the Management Services Agreement Notes.

    SHLP means Simpson Housing Limited Partnership, a Colorado limited partnership.

    SHLP Pay-Off Letter means a letter in form and substance reasonably satisfactory to the Investment Limited Partners delivered by SHLP to the Partnership which certifies that (i) all amounts due to SHLP from the Partnership under the Construction Contract have been paid to the extent due on or before the date of such letter, (ii) the Partnership is not in default under the Construction Contract and (iii) each materialman and subcontractor who performed work on the Apartment Complex pursuant to the Construction Contract has been paid in full.

    Site has the meaning given to it in the Federal Comprehensive
Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    Special Limited Partner means BCTC 94, Inc., a Delaware corporation, and any Person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

    State means the State of Colorado.

    State Designation means April 24, 1996.

    Subordinated Loan means any loan made by the General Partners to the Partnership pursuant to Section 6.5(e) or 6.10.

    Substituted Limited Partner means any Person who is admitted to the Part-nership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to Section 5.2.

    Tax Accountants means Reznick, Fedder & Silverman of Bethesda, Maryland or such other firms of independent certified public accountants as may be engaged by Boston Capital to review the Partnership income tax returns.

    Tax Credit means the low-income housing tax credit pursuant to Section 42 of the Code.

    Tax Credit Set-Aside means December 30, 1993, this being the date upon which the Partnership received a carryover allocation of housing credit dollar amount by the authorized agency of the State of Texas for the buildings constituting the Apartment Complex in an annual dollar amount of $459,630.

    Title Policy means the owner's title insurance policy, or at the option of the Special Limited Partner an endorsement thereto, with an effective date on or after the Admission Date, in the amount of not less than $7,870,000, issued by Chicago Title Insurance Company to the Partnership, evidencing the Partnership's ownership of the Apartment Complex subject only to the Permanent Mortgage and such exclusions, exceptions, conditions and stipulations as may be approved by the Special Limited Partner in its sole discretion and endorsed with an endorsement insuring against all zoning defects relating to the Apartment Complex, a Fairway endorsement and a non-imputation endorsement.

    Uniform Act means the Uniform Limited Partnership Act as adopted by the State.

    Vessel has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    Withdrawal (including the forms Withdraw, Withdrawing and Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of in-sanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal shall also mean the sale, assignment, transfer or encumbrance by a General Partner of its Interest as a General Partner. A General Partner which is a corporation, partnership or limited liability company shall be deemed to have sold, assigned, transferred or encumbered its Interest as a General Partner in the event (as a result of one or more transactions) of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) or encumbrance of a controlling interest in a corporate General Partner, or of a general partner interest in a General Partner which is a partnership, or of a member interest belonging to Donald A. Simpson in a General Partner which is a limited liability company. For purposes of this definition of Withdrawal, "controlling interest" shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.


    ARTICLE II

    Name and Business

    2.1  Name; Continuation

    The name of the Partnership is Jeremy Associates Limited Partnership.
The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Uniform Act.

    2.2  Office and Resident Agent

    (a)  The principal office of the Partnership is 3201 South Tamarac
Drive, Suite 200, Denver, Colorado 80231, at which office there shall be maintained those records required by the Uniform Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partners shall deem desirable. The General Partners may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners.

    (b) The resident agent in the State for the Partnership for service of process is Charles D. Rubenstein, 3201 South Tamarac Drive, Suite 200, Denver, Colorado 80231. The General Partners may at any time change the resident agent and shall give due notice thereof to the Limited Partners.

    2.3  Purpose

    The purpose of the Partnership is to acquire, hold, invest in, construct, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable Agency regulations and requirements. The Partnership shall not engage in any other business or activity.

    2.4  Term and Dissolution

    The Partnership shall continue in full force and effect until Decem-ber 31, 2046, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon:

    (a) The sale or other disposition of all or substantially all of the assets of the Partnership;

    (b) The Withdrawal of a General Partner if the remaining General Partner(s), if any, shall fail to continue the business of the Partnership as provided in Section 7.2;

    (c) The election to dissolve the Partnership made in writing by the General Partners with the Consent of the Investment Limited Partners and the approval (if required) of any Agency;

    (d) The entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction; or

    (e) Any other event which causes the dissolution of the Partnership under the Uniform Act if the business of the Partnership is not continued pursuant to Section 7.2.

    Upon dissolution of the Partnership, the General Partners (or for pur-poses of this paragraph, their trustees, receivers or successors) shall cause the cancellation of the Certificate, liquidate the assets of the Partnership and apply and distribute the proceeds thereof in accordance with Section 10.3. Notwithstanding the foregoing, if, during liquidation, the General Partners shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partners may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (other than Subordinated Loans).

    ARTICLE III

    Mortgage, Refinancing and Disposition of Property

    A. The Partnership shall be authorized to borrow from the Lenders whatever amounts may be required, subject to the provisions hereof, in connection with the acquisition, development and construction of and to meet the expenses of operating the Apartment Complex (including without limitation any items for which the Lenders may provide Mortgage funds) and shall secure the same by the Mortgage; provided, however, that the Partnership shall not borrow in excess of $6,757,536 from the Construction Lender or $3,750,000 from the Permanent Lender without the Consent of the Investment Limited Partners. However, from and after Permanent Mortgage Commencement, neither any General Partner nor any Related Person shall at any time bear, nor shall the General Partners permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage, except as required by the Permanent Mortgage Commitment or unless, prior to the effectiveness of the transaction in which such Economic Risk of Loss is created or assumed, the General Partner shall have obtained, at the expense of the Partnership, an opinion from reputable tax counsel, in form and substance reasonably satisfactory to the Special Limited Partner, to the effect that such Economic Risk of Loss will not result in the reallocation of Tax Credits or losses from the Investment Limited Partner and the Special Limited Partner to the General Partner. The General Partner shall cause the Partnership to elect promptly, to the extent permitted and in the manner prescribed by any Agency or Lender having jurisdiction, that all debt service payments made by the Partnership to the holder of the Permanent Mortgage note shall be applied first to interest determined at the stated rate set forth in the Permanent Mortgage note, and then to principal due with respect to the Permanent Mortgage note.

    B. The Partnership may decrease, increase or refinance the Permanent Mortgage and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease (except through the Permanent Mortgage amortization schedule anticipated at Permanent Mortgage Commencement), increase or refinancing of the Permanent Mortgage may be made by the General Partners only with the Consent of the Investment Limited Partners.

    C. The Partnership may sell, lease, exchange or otherwise transfer or convey all or any substantial part of the assets of the Partnership only with the Consent of the Investment Limited Partners. Notwithstanding the foregoing and except as set forth in Section 6.2(a)(6), no Consent of the Investment Limited Partners shall be required for the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to the Agency as expressed in writing.

    D. The total compensation to all Persons for the sale of the Apartment Complex shall be limited to a Competitive Real Estate Commission, not to exceed six per cent (6%) of the contract price for the sale of the Apartment Complex.


    ARTICLE IV

    Partners; Capital

    4.1  Capital and Capital Accounts

    (a) The Capital Contribution of each Partner shall be as set forth on Schedule A. Schedule A shall be amended from time to time to reflect the withdrawal or admission of Partners, any changes in the Partnership Interests held by a Partner arising from the transfer of an Interest to or by such Partner and any change in the amounts to be contributed or agreed to be contributed by any Partner, all to the extent specifically permitted by this Agreement. No interest shall be paid on any Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided in this Agreement or required by law.

    (b) An individual Capital Account shall be established and maintained on behalf of each Partner, including any additional or substituted Partner who shall hereafter receive an Interest. In accordance with Treasury Regulation
Section 1.704-1(b), the Capital Account of each Partner shall consist of
(i) the amount of cash such Partner has contributed to the Partnership plus
(ii) the fair market value of any property such Partner has contributed to the Partnership net of any liabilities assumed by the Partnership or to which such property is subject plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Partner less (iv) the amount of losses and deductions allocated to such Partner less (v) the amount of all cash distributed to such Partner less (vi) the fair market value of any property distributed to such Partner net of any liabilities assumed by such Partner or to which such property is subject less (vii) such Partner's share of any other expenditures which are not deductible by the Partnership for Federal income tax purposes and which are not allowable as additions to the basis of Partnership property. Each Capital Account shall also be subject to such other adjustments as may be required under the Code. The Capital Account of a Partner shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code.

    (c)  The original Capital Account established for any Substituted
Partner (as hereinafter defined) shall be in the same amount as, and shall replace, the Capital Account of the Partner which such Substituted Partner succeeds, and, for the purposes of this Agreement, such Substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Substituted Partner succeeds. The term "Substituted Partner," as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the allocations and distributions of the Partnership by reason of such Person succeeding to all or any part of the Interest of a Partner by assignment of all or any part of a Partner's Interest. To the extent a Substituted Partner receives less than 100% of the Interest of a Partner he succeeds, the original Capital Account of such transferee Substituted Partner and his Capital Contribution shall be in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferee receives, and the Capital Account of the transferor Partner who retains a portion of his former Interest and his Capital Contribution shall continue, and not be replaced, in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferor Partner retains. Nothing in this Section 4.1 shall affect the limitations on transferability of Interests set forth in Article VII or Article VIII.

    4.2  General Partners

    (a) The name, address and Capital Contribution of each General Partner are as set forth on Schedule A.

    (b) The General Partners agree to make additional Capital Contributions on the maturity dates of the Service Notes to enable the Partnership to make all principal payments when due under such Notes; provided, however, that any such maturity date may be extended by the Partnership and the holder of the
Note in question with the Consent of the Investment Limited Partners, or without such consent if the Partnership and such holder provide a written opinion from an attorney or accountant with more than ten years of full-time experience in federal income taxation to the effect that no material federal income tax risk is created by the extension.

    4.3  Investment Limited Partners and Special Limited Partner

     The Investment Limited Partners and the Special Limited Partner are the sole Limited Partners as of the Admission Date and agree to be bound by the terms and provisions of the Project Documents and this Agreement. The names and addresses of the Investment Limited Partners and the Special Limited Partner are as set forth on Schedule A. The General Partners shall have no authority to admit additional Limited Partners without the Consent of the Investment Limited Partners.

    4.4  Liability of the Limited Partners

    None of the Investment Limited Partners, the Special Limited Partner and any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership and shall only be liable to pay their respective Capital Contributions as and when the same are due hereunder and under the Uniform Act. Notwithstanding the preceding sentence, an Additional Limited Partner whose Interest derives from the Interest of a former General Partner (the "Transferred Interest") shall be liable for the debts of the Partnership to the same extent as such General Partner is liable with respect to the Transferred Interest as a result of his having served as a General Partner, and shall also be liable for all contributions (including without limitation the obligation to make Capital Contributions under Section 4.2(b)), loans, advances, fundings or other payments (including but not limited to the contribution provided for in Section 10.3(a) in an amount equal to any negative balance in the Capital Account associated with the Transferred Interest upon dissolution of the Partnership) to the same extent as such General Partner with respect to the transferred Interest.

    4.5  Special Rights of the Investment Limited Partners;
         Certain Consequences of General Partner Withdrawals

    (a) Notwithstanding any other provision herein, to the extent the law of the State is not inconsistent, each of the Investment Limited Partners and the Special Limited Partner shall have the right, subject to the prior written consent of any Agency (if such consent is required), to:

         (i) amend this Agreement in any particular, provided that no such amendment may affect the economic, tax or control rights or liabilities of any Partner without such Partner's written consent;

         (ii) dissolve the Partnership;

         (iii)     remove any General Partner and elect a new General Partner
(A) on the basis of the performance and discharge of such General
Partner's obligations constituting fraud, bad faith, gross negligence, willful misconduct or material breach of fiduciary duty, which breach shall not have been cured (or reasonable steps taken to begin its cure, provided that such breach is susceptible of cure and such steps are taken with diligence and continuity) within 60 days after written notice specifying such breach shall have been delivered to the General Partners, or (B) upon the occurrence of any of the following: (1) such General
Partner shall have materially violated any provisions of any Project
Document or other document required in connection with any Mortgage, or any provisions of any Agency regulations applicable to the Apartment
Complex, and such violation shall not have been cured (or reasonable steps taken to begin its cure, provided that such violation is susceptible of cure and such steps are taken with diligence and continuity) within 60 days after written notice specifying such violation shall have been delivered to the General Partners; (2) such General
Partner shall have materially violated any provision of this Agreement, including, but not limited to, any obligation to fund any Partnership expense under Section 6.10, or such General Partner shall have violated any provision of applicable law with respect to the Apartment Complex, and the violation referred to in this clause (2) shall not have been cured (or reasonable steps taken to begin its cure, provided that such violation is susceptible of cure and such steps are taken with diligence and continuity) within 60 days after written notice specifying such violation shall have been delivered to the General Partners; (3) any Mortgage shall have gone into default and such default is not cured or waived in time to prevent the commencement of foreclosure proceedings under such Mortgage; or (4) such General Partner shall have conducted its own affairs or the affairs of the Partnership in such manner as would
(a) cause the termination of the Partnership for Federal income tax purposes in a manner causing material tax harm to any Partner or
(b) cause the Partnership to be treated for Federal income tax purposes as an association taxable as a corporation;

         (iv) continue the business of the Partnership with a substitute General Partner, provided that the General Partner has been removed pursuant to Section 4.5(a)(iii) above; and

         (v) approve or disapprove the sale of all or substantially all of the assets of the Partnership.

    (b) Upon the removal of a General Partner for cause pursuant to Section 4.5(a)(iii) or the Withdrawal of SHLP as a General Partner, (i) without any further action by any Partner, the Special Limited Partner or its designee may in its discretion automatically become a General Partner and acquire in consideration of a cash payment of $100 such portion of the Interests of the former General Partner or Partners as counsel to the Investment Limited Partners shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Uniform Act, (ii) the Interest of the Special Limited Partner as the Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner or its designee as a General Partner, and (iii) the new General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partners pursuant to Section 6.13. Upon the removal of any General Partner under Section 4.5(a)(iii), or upon any Withdrawal of any General Partner in violation of Section 7.1, (A) the Interest of such General Partner shall automatically be converted to an equal Interest as an Additional Limited Partner, but without any right or power to participate in the management or control of the Partnership or its business or affairs, and
(B) the persons holding the Interests of the other original General Partners shall have the option to acquire the Interest of the removed or Withdrawn General Partner for no consideration other than the assumption of primary liability for all obligations of the holder of such Interest to the Partnership or its creditors (such option must be exercised, if at all, by written notice from those optionholders wishing to exercise such option to the holder of the Interest subject to such option within 60 days after the removal or Withdrawal). Upon the Withdrawal of any General Partner other than in violation of Section 7.1 or by removal under Section 4.5(a)(iii), clause (A) but not clause (B) of the preceding sentence shall apply. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this
Section 4.5 and to enable the new General Partner (if any) to manage the business of the Partnership.

    (c) In order to implement Section 4.5(a)(v), the General Partners are hereby required, within five (5) days after their receipt of any written offer to purchase the Apartment Complex or all of the Interests in the Partnership, to send a copy of such offer to each of the Limited Partners. If, within thirty (30) days of its receipt of any such copy of such an offer, the Special Limited Partner shall send notice to the General Partners that the Special Limited Partner desires that the Partnership accept such offer, then the General Partners shall be required to accept such offer on behalf of the Partnership and proceed promptly to close such transaction unless otherwise instructed by the Special Limited Partner at any point prior to the closing of such transaction. To the extent, if any, that the Special Limited Partner shall determine, in its discretion, that the General Partners are not proceeding in a manner satisfactory to it with respect to any such offer or closing, each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of the Partnership and any Partner as the Special Limited Partner may deem to be necessary or appropriate in order to effect the acceptance of and/or closing pursuant to any such offer in such a manner as the Special Limited Partner shall, in its discretion, determine to be satisfactory. Notwithstanding the foregoing, the Partnership shall not be required to accept any offer or close any transaction pursuant to this Section 4.5(c) within the "extended use period" (as defined in Code Section 42(h)(6)(D)) for the Apartment Complex without the written consent of the General Partners.

    4.6  Meetings

    The General Partners or Limited Partners holding more than ten per cent (10%) of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partners shall provide all Limited Partners within ten (10) days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less then fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership or at such other office of the Partnership as may be designated in the notice from the General Partners.


    ARTICLE V

    Capital Contributions of the Investment Limited Partners and the Special Limited Partner

    5.1  Payments

    (a) The Special Limited Partner's Capital Contribution shall be $10, payable in full in cash on the Effective Date. The Investment Limited Partners' Capital Contribution shall be paid in cash installments (the "Installments"), as follows:

         (1)  $1,716,000 by BCTC 3 and $678,966 by BCTC 4 (in the
aggregate, the "First Installment") on the latest to occur of (i) the execution of this Agreement by all of the Partners, (ii) receipt by the Investment Limited Partners of the Permanent Mortgage Commitment,
(iii) receipt by the Investment Limited Partners of the Title Policy,
(iv) satisfaction of the Due Diligence Requirements, (v) receipt by the Investment Limited Partners of an Estoppel Letter from each Lender,
(vi) receipt by the Investment Limited Partner of the SHLP Pay-Off Letter or (vii) the Initial 100% Occupancy Date; and

         (2) $429,000 by BCTC 3 and $169,742 by BCTC 4 (in the aggregate, the "Second Installment") on the later of (i) Permanent Mortgage
Commencement or (ii) Rental Achievement;

provided, however, that the General Partners shall give the Investment Limited Partners not less than twenty-one (21) days' written notice prior to the estimated due date and not less than seven (7) days' written notice prior to the actual due date of each Installment subsequent to the First Installment.

    (b) The obligation of the Investment Limited Partners to pay each In-stallment is conditioned upon delivery by the General Partners to the Invest-ment Limited Partners of a written certificate (the "Payment Certificate") stating that as of the date of such certificate (i) all the conditions to the payment of such Installment have been satisfied and (ii) all representations and warranties of the General Partners contained in this Agreement are true and correct. Except as provided in the final sentence of this Section 5.1(b), acceptance by the Partnership of any Installment shall constitute a confirmation that, as of the date of payment, all such conditions are satisfied and all such representations and warranties are true and correct. In addition, the obligation of the Investment Limited Partners to pay the First Installment is also conditioned upon delivery by the General Partners to the Investment Limited Partners of (i) a legal opinion of independent counsel to the Partnership, which opinion must be satisfactory to the Investment Limited Partners as to form, content and identity of counsel and (ii) a photocopy of the Title Policy. In no event shall any Installment become due until all of the conditions for all of the Installments listed prior to the Installment in question in Section 5.1(a) shall have been satisfied and all of such prior Installments shall have become due. Notwithstanding the foregoing, however, if at any time prior to the date when an Installment becomes due and payable, the Partnership has an "Operating Deficit" (expenses in excess of revenues which the General Partners would be required to fund pursuant to Section 6.10), then the Investment Limited Partners may, at their option, waive the requirement of the delivery of the Payment Certificate or any other condition with respect to part or all of such Installment and pay such part or all of such Installment, provided that the proceeds of the amount so paid are used by the Partnership to fully fund such Operating Deficit and that any advance of funds by the General Partners to pay items which would have been paid from such proceeds but for this sentence shall be treated for all purposes of this Agreement as Subordinated Loans payable, without interest, in accordance with Article X and not as payments reimbursable only to the extent provided in Section 6.11.; provided, however, that if the proceeds of such amount so paid are designated in Section 6.12 to be used to pay fee(s), then such proceeds shall be utilized to pay such fee(s) and the General Partners, on their behalf and on behalf of any of their Affiliates to the extent any of the foregoing are recipient(s) thereof shall be required to, and hereby agree to, utilize the proceeds of such fee(s) or to fund such Operating Deficit pursuant to Section 6.10, in which case the Investment Limited Partners are hereby authorized to directly fund such Operating Deficit and the funds so applied shall be deemed to have been paid and utilized as aforesaid.

    (c) The Payment Certificate for the Second Installment shall be dated and delivered not less than ten (10) nor more than thirty (30) days prior to the due date for such Installment.

    (d) If, as of the date when an Installment would otherwise be due, any statement required to be made in the Payment Certificate for such Installment cannot be truthfully made (even after taking into account the application of Sections 5.1(e) or (f)), the General Partners shall notify the Investment Limited Partners of the reason why such statement would be untrue if made, and the Investment Limited Partners shall not be required to pay such Installment; provided, however, that if (i) any such statement can subsequently be truthfully made and (ii) the Investment Limited Partners shall not have irrevocably lost, in the good faith judgment of the Investment General Partner, any material tax or other benefits hereunder, then the Investment Limited Partners shall pay such Installment to the Partnership thirty (30) days after delivery by the General Partners to the Investment Limited Partners of the Payment Certificate together with an explanation of the manner in which each such statement had become true.

    (e) If for any reason (including, without limitation, a final determination which is not successfully appealed that the requirements of
Section 42(h)(i)(E) of the Code were not satisfied with respect to the Apartment Complex or any portion thereof) with respect to any year (a "Reduction Year") the Actual Credit is or was less than the Projected Credit, then the General Partners shall credit against the next due Installments, if any, and/or refund to the Investment Limited Partners (in accordance with the Investment Capital Ratio) the Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit for such year over the Actual Credit for such year multiplied by a fraction the numerator of which is the Invested Amount of the Investment Limited Partners and the denominator of which is the total aggregate amount of the Projected Credit for all years plus (B) the amount of any (i) recapture (unless included in the Reduction Amount under clause (A)) and interest payable by the limited partners of the Investment Limited Partners as a result of such shortfall, assuming that each limited partner in the Investment Limited Partners used all of the Tax Credits allocated to it in the year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621(a)(2) of the Code and
(ii) penalty (if any) actually payable by each of the limited partners of the Investment Limited Partners as a result of such shortfall for under- statement of tax as set forth in Section 6662(d) of the Code. The Auditors shall make their determination of the amount of the Actual Credit with respect to each Reduction Year within thirty (30) days following the end of such year. The Investment Limited Partners shall be eligible to be paid (in accordance with the Investment Capital Ratio) a Reduction Amount as hereinabove described with respect to each Reduction Year. Any Reduction Amount shall, at the option of the Investment Limited Partners, (i) first be applied to the Installment next due to be paid by the Investment Limited Partners, with any portion of such Reduction Amount in excess of the amount of such Installment then being applied to succeeding Installments, and/or (ii) be paid in its entirety by the General Partners to the Investment Limited Partners (in accordance with the Investment Capital Ratio) promptly after demand is made therefor. Any amounts paid or refunded to the Investment Limited Partners shall constitute a return of its Capital Contribution for all purposes of this Agreement.

    (f) In the event that at any time after the Completion Date, either (x) any lack of compliance with Section 42 of the Code or (y) the product of the Apartment Complex's Eligible Basis and its Applicable Percentage, is determined by the Auditors, the Tax Accountants or the Service (without successful contest, administratively or judicially by the Partnership) to be such that the Apartment Complex will not be eligible to receive Tax Credit in an annual dollar amount of at least $459,630, then (a) the General Partners shall pay to the Investment Limited Partners (in accordance with the Investment Capital Ratio) an amount equal to 0.665 of the product of (A) the difference between
(i) $4,596,300 and (ii) the total amount of Tax Credit allocated and available to the Partnership over the entire Credit Period and (B) 99% and (b) the Projected Credit for each year shall thereafter be redefined to mean 99% of the annual amount of Tax Credit actually so allocated and available to the Partnership (the "Revised Projected Credit"). Any amount payable by the General Partners to the Investment Limited Partners pursuant to this
Section 5.1(f) shall, at the option of the Investment Limited Partners, (i) be applied first to the Installment, if any, next due to be paid by the Investment Limited Partners, and any balance of such amount payable by the General Partners in excess of the amount of such Installment shall be applied to succeeding Installments, if any, and/or (ii) be paid in its entirety by the General Partners to the Investment Limited Partners promptly after demand is made therefor. Any amounts paid or refunded to the Investment Limited Partners shall constitute a return of their Capital Contribution for all purposes of this Agreement.

    (g) The Investment Limited Partners and the Special Limited Partner (at the expense of the Partnership or the General Partners) shall cooperate reasonably with the Partnership and the General Partners from time to time in connection with any administrative or judicial advancement or defense of the legal position of the Partnership or the General Partners as to tax matters with respect to any item in dispute. For purposes of Sections 5.1 (e) and (f), the amount of any "recapture" means the amount of any Federal income tax payable by any Person because an amount of Tax Credits allocated to such Person on a Schedule K-1 (or any successor schedule) issued by the Partnership to such Person is later finally determined not to be properly allowable to the Partnership or allocable to such Person. All payments, credits or refunds by the General Partners pursuant to Section 5.1(e) or (f) shall constitute additional Capital Contributions of the General Partners.

    5.2  Return of Capital Contributions

    (a) Failure to Achieve Developmental and/or Tax Credit Benchmarks and Standards. If (i) a final determination is made by the Service, and not successfully contested in court by the Partnership or the General Partner, that the Apartment Complex was not placed in service for the purposes of Section 42 of the Code by December 31, 1995, or (ii) Permanent Mortgage Commencement shall not have occurred prior to December 31, 1996 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partners), or
(iii) the Partnership shall fail to meet the Minimum Set-Aside Test or the Rent Restriction Test by the close of the first year after the Completion Date and/or fails to continue to meet either of those Tests at any time during the sixty (60)-month period commencing on the date such tests are first met, or
(iv) prior to Permanent Mortgage Commencement, (x) foreclosure proceedings shall have commenced under the Construction Mortgage and such proceedings shall not have been dismissed within thirty (30) days, (y) the Construction Lender shall have irrevocably refused to make any further advances under the Construction Mortgage and such decision shall not have been reversed or the Construction Lender replaced within one hundred (100) days, or (v) if at any time it shall be determined by the Service or by the Auditors that as of December 31, 1993 the Partnership had not incurred capitalizable costs with respect to the Apartment Complex of at least ten percent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1995 and no contrary position is properly and successfully taken by the Partnership on any original or amended tax return or other administrative or judicial filing, or (vi) Rental Achievement has not occurred within one year following the Completion Date, or (vii) at any time the General Partner fails to make a Subordinated Loan as required by this Agreement, then the General Partners shall, within five (5) days of the occurrence thereof, send to the Investment Limited Partners and the Special Limited Partner notice of such event and of the General Partners' obligation to repurchase the Interests of the Investment Limited Partners and the Special Limited Partner by paying to the Investment Limited Partners (in accordance with the Investment Capital Ratio) and the Special Limited Partner an amount (the "Repurchase Amount") equal to each such Partner's Invested Amount minus the amount, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third-party costs, including, but not limited to, attorney's fees incurred by or on behalf of such Partner in implementing this Section 5.2(a) in the event the Investment Limited Partners and/or the Special Limited Partner require such a repurchase. If either the Special Limited Partner or the Investment Limited Partners elects to require a repurchase of its Interest and the payment to it of an amount equal to its Repurchase Amount, it shall send notice thereof to the Partnership within thirty (30) days after the mailing date of the General Partners' notice, or at any time after the occurrence of any of the foregoing if the General Partners shall not have sent notice thereof, and the General Partners shall within ten (10) days after the Partnership receives any such notice from a Partner requesting the purchase of its Interest repurchase the Interest of such Partner by paying to such Partner an amount equal to its Repurchase Amount.

    (b) Lender Disapproval. If any Lender or Agency shall disapprove, or fail to give any required approval of, any Investment Limited Partner and/or the Special Limited Partner as a Limited Partner hereunder within one hundred eighty (180) days of the Admission Date, then the Partner being disapproved or not approved shall, effective as of such time or such later time as may be selected by the Partner being disapproved or not approved (or such other time as may be specified by the Lender and/or Agency in its disapproval), at the option of the Partner being disapproved or not approved (if not directed by the Lender and/or Agency to withdraw), cease to be a Limited Partner. The General Partners shall, within ten (10) days of the effective date of such cessation, pay to the Partner being disapproved or not approved an amount equal to its Invested Amount minus the amount, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third party costs, including, but not limited to attorney's fees, incurred by or on behalf of such Partner in implementing this Section 5.2(b).

    (c) Substitution and Indemnification. Upon the receipt by the Investment Limited Partners and/or the Special Limited Partner of the amount due to it pursuant to either Section 5.2(a) or Section 5.2(b), the Interest of such Partner shall terminate, and the General Partners shall indemnify and hold harmless such Partner from any liabilities or losses or damages to creditors of, or claimants against, the Partnership.

    (d) Waiver of Repurchase Right. Any Investment Limited Partner shall have the right to irrevocably waive their right to have their Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect. Such a waiver shall be exercised by delivery to the General Partners of a written notice stating that the rights being waived pursuant to any specified clause or clauses of Section 5.2(a), or any specified portion thereof, are thereby waived from that date forward.

    (e) Additional General Partner. If the General Partners shall fail to make on the due date therefor any payment required under Section 5.2(a) or
Section 5.2(b), time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, whereupon such additional General Partner shall automatically be transferred from the pre-existing General Partners, proportionally from their Interests, in consideration of $10, a one per cent (1%) interest in all profits, losses, tax credits and distributions of the Partnership if such transfer is reasonably necessary to preserve the classification of the Partnership for Federal income tax purposes, in the judgment of special tax counsel to the Investment Limited Partners; such transfer notwithstanding, the Special Limited Partner shall retain its status as such and its interest in the Partnership as the Special Limited Partner shall not be affected. Upon any such admission of the Special Limited Partner or its designee as an additional General Partner, each of the other General Partners hereby agrees that all of its rights and powers hereunder as a General Partner with respect to the management and control of the Partnership and its business and affairs shall automatically be irrevocably delegated to the Special Limited Partner pursuant to Section 6.13 without the necessity of any further action by any Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited Partner may deem necessary or appropriate in order to effectuate the provisions of this Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

    5.3  Limitation of Remedy

    The application of Section 5.1(e) or (f) or 5.2 shall be the sole and exclusive remedy or damages under this Agreement arising from or in connection with any reduction, loss, shortfall or recapture of Tax Credits.


    ARTICLE VI

    Rights, Powers and Duties of General Partners

    6.1  Authorized Acts

    Subject to Section 6.2, Section 6.3 and all other provisions of this Agreement, the General Partners for, in the name and on behalf of the Partnership, are hereby authorized to do the following in furtherance of the purposes of the Partnership:

         (1) To acquire by purchase, lease, exchange or otherwise any real or personal property;

         (2) To construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

         (3) To borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien on the Apartment Com-plex or any other assets of the Partnership;

         (4)  To execute any Permanent Mortgage Commitment, the
Construction and Permanent Mortgages, the other Project Documents and all such other documents as the General Partners deem necessary or appropriate in connection with the acquisition, development and financing of the Apartment Complex;

         (5) To prepay in whole or in part, refinance or modify the Con-struction and Permanent Mortgages or any other financing affecting the Apartment Complex;

         (6) To employ the Management Agent (which may be an Affiliate of the General Partners) and to pay reasonable compensation for its ser-vices;

         (7) To employ their respective Affiliates to perform services for, or sell goods to, the Partnership;

         (8) To execute contracts with the State of Texas or any subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;

         (9) To execute leases of some or all of the apartment units of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity; and

         (10) To enter into any kind of activity and to perform and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and documents which may be required under the laws of the State.

    6.2  Restrictions on Authority

    (a) Notwithstanding any other Section of this Agreement, the General Partners shall have no authority to perform any act in violation of applicable law, Agency or other government regulations, requirements of any Lender, or the Project Documents. In the event of any conflict between the terms of this Agreement and any applicable Agency or other government regulations or requirements of the Lender, the terms of such regulations or requirements shall govern. Neither shall the General Partners have any authority to do any of the following acts without the Consent of the Investment Limited Partners and the prior written consent of the Special Limited Partner:

         (1) To have borrowings in excess of $10,000 in the aggregate at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans;

         (2) To borrow from the Partnership or commingle Partnership funds with funds of any other Person;

         (3) Following the Completion Date, to construct any new or replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except
(a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

         (4)  To acquire any real property in addition to the Apartment
Complex;

         (5) Following Permanent Mortgage Commencement, to increase, decrease (except through the amortization schedule provided for in the Permanent Mortgage), modify the terms of or refinance the Permanent Mortgage;

         (6) To rent apartments in the Apartment Complex such that the Apartment Complex would not meet the requirements of the Minimum Set-Aside Test or the Rent Restriction Test;

         (7) To sell, exchange or otherwise convey or transfer the Apartment Complex or substantially all the assets of the Partnership;

         (8)  To terminate any agreement with any Agency;

         (9) To cause the Partnership to commence a proceeding seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;

         (10) To amend the Construction Contract, except for change orders approved by the Lender;

         (11) To pledge or assign any of the Capital Contribution of the Investment Limited Partners or the proceeds thereof, except as provided in connection with the Construction Loan or the Permanent Loan; or

         (12) To do any act required to be approved or ratified by all limited partners under the Uniform Act.

    (b) In the event that any General Partner materially violates any provision of Section 6.2(a), and neither such General Partner nor any other General Partner cures such violation (or commences to cure and proceeds with diligence and continuity to cure such violation, if such cure can not be accomplished immediately) within thirty (30) days after the Special Limited Partner delivers written notice of the violation to such General Partner, and to each other General Partner, the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each pre-existing General Partner shall be deemed to have transferred (ratably in accordance with their respective Interests) to the additional General Partner, automatically and without further action, such portion of its General Partner interest so that the additional General Partner shall receive not less than a one per cent (1%) interest in the profits, losses, tax credits and distributions of the Partnership in consideration of the payment of $10, if such transfer is reasonably necessary to preserve the classification of the Partnership for Federal income tax purposes, in the judgment of special tax counsel to the Investment Limited Partners. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to
Section 6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the only General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General Partner admitted pursuant to this
Section 6.2(b) to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

    6.3  Personal Services

    No General Partner or Affiliate thereof shall receive any salary or other direct or indirect compensation for any services or goods provided in connection with the Partnership or the Apartment Complex, except as may be specifically provided in Section 6.12 and Article XI or as to which the prior written consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the
provision of such goods.   Any Partner may engage independently or with others
in other business ventures of every nature and description including the ownership, operation, management, syndication and development of competing real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

    6.4  Business Management and Control; Tax Matters Partner.

    Subject to the provisions of this Agreement, the General Partners shall have the exclusive right to control the business of the Partnership. The Investment Limited Partners shall have no right to take part in the management or control of the business of the Partnership or to transact any business in the name of the Partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partners a condition for the effectiveness of an action taken by the General Partners is intended, and no such provision shall be construed, to give the Investment Limited Partners any participation in the control of the Partnership business. Each of the Special Limited Partner and the Investment Limited Partners hereby consent to the exercise by the General Partners of the powers conferred on them by law and this Agreement, and the General Partners agree to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in no event may the provisions of this
Section 6.4 be invoked by any General Partner or by any other Person as a defense against or as an impediment to the ability of either the Investment Limited Partners or the Special Limited Partner to take any action hereunder. All Partners hereby agree that SHLP shall serve as the "Tax Matters Partner." In the case of litigation, the Tax Matters Partner is required to file suit in the United States Tax Court unless the Consent of the Investment Limited Partners is obtained to file suit in the United States Claims Court or the United States District Court. Nothing herein shall be construed to restrict the Partnership from engaging the Auditors to assist the Tax Matters Partner in discharging its duties hereunder.

    6.5  Duties and Obligations

    (a) The General Partners shall manage the affairs of the Partnership to the best of their ability, shall use their best efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of their duties and the business of the Partnership. The General Partners shall promptly take all action which may be necessary or appropriate for the proper development, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and applicable laws and regulations, including, without limitation, funding the Service Notes pursuant to and if, as and when required by Section 4.2(b) to the extent Cash Flow (to the extent available for application thereto) is insufficient. The General Partners shall be responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.

    (b) The General Partners shall use their best efforts to cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Agency and other regulations, (ii) the Minimum Set-Aside Test and (iii) the Rent Restriction Test, and, if necessary, the General Partners shall also use their best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

    (c) The General Partner shall cause the Partnership to obtain and keep in force, during the term of the Partnership, insurance policies in accordance with the Insurance Requirements set forth on Exhibit B hereto. Throughout the term of the Partnership, the General Partner shall provide copies of all such policies (or binders) to the Investment Limited Partners within 30 days after their receipt thereof. The General Partner shall cause the applicable insurer to name the Investment Limited Partners as an "additional insured" on each Partnership insurance policy. Each Partnership insurance policy shall include a provision requiring the insurance company to notify the Investment Limited Partners in writing no less than thirty (30) days prior to any cancellation, non-renewal or material change in the terms and conditions of coverage. The General Partner shall review regularly all of the Partnership and Apartment Complex insurance coverage to insure that it is adequate and continuing. In particular, the General Partner shall review at least annually the insurance coverage required by this Section 6.5(c) to insure that it is in an amount at least equal to the then current full replacement value of the Apartment Complex.

    Without limitation of the foregoing, the General Partner shall deliver to the Investment Limited Partners on or before the Effective Date one or more certificates or memoranda of insurance, in form reasonably acceptable to the Investment Limited Partners, evidencing, (i) the existence of the insurance policies and coverages specified on Exhibit B, (ii) that the Partnership and its Partners (including the Investment Limited Partners) are named insured on such policies, and (iii) that such insurance policies will not be cancelled by the insurers except within thirty (30) days' written notice to the Investment Limited Partners. From time to time following the Admission Date, the General Partner shall deliver to the Investment Limited Partners such further certificates or memoranda of insurance as the Investment Limited Partners may reasonably require to confirm that such insurance and notice provisions with respect to insurance under this Agreement have been complied with.

    (d) The obligations of the General Partners hereunder shall be the joint and several obligations of each General Partner. Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.

    (e) The General Partners shall establish and maintain reasonable reserves to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, the General Partners shall cause the Partnership to annually deposit $13,950 from its Cash Flow into replacement reserves; to the extent that Cash Flow (as determined before deduction of this reserve deposit) for any year shall be insufficient to make such deposit in full, the General Partners shall fund such shortfall from their own funds as a Subordinated Loan.

    (f) Each General Partner shall be bound by the Project Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of a General Partner hereunder) and by the Project Documents to the same extent and under the same terms as the other General Partners.

    (g) The General Partners shall take all actions necessary to ensure that the Investment Limited Partners receive the full amount of the Projected Credit, including, without limitation, the rental of apartments to Qualified Tenants and the filing of annual certifications as may be required. In this regard, the General Partners shall, inter alia, cause (i) the Partnership to satisfy all requirements imposed from time to time under the Code with respect to rental levels and occupancy only by Qualified Tenants by the close of the first year of the Credit Period and throughout the Compliance Period so as to permit the Partnership to be entitled to the maximum available Tax Credit,
(ii) the Partnership to comply with all State of Texas Tax Credit monitoring procedures, (iii) all Low-Income Apartment Units in the Apartment Complex to be leased to Qualified Tenants, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v) all rental units in the Apartment Complex to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees, except for garages, carports, laundry facilities and other items designated by the General Partners which shall not affect the availability or the amount of the Tax Credits.

    (h) The General Partners shall (i) not store (except in compliance with all laws, ordinances, and regulations pertaining thereto) or dispose of any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investment Limited Partners with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any Federal, state, or other governmental authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

    6.6  Representations and Warranties

    The General Partners represent and warrant to the Investment Limited Partners and the Special Limited Partner as follows:

         (a) The Partnership is a duly organized limited partnership validly existing and in good standing under the laws of the State, is duly authorized to carry on its business in the State of Texas and has complied with all filing requirements necessary for its existence and to preserve the limited liability of the Investment Limited Partners and the Special Limited Partner.

         (b) No event or proceeding has occurred or is pending or threatened which would (i) materially adversely affect the Partnership or its properties, or (ii) materially adversely affect the ability of the General Partners or any of their Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against without recourse to Partnership assets in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other governmental authority having jurisdiction over the zoning applicable to the Apartment Complex;
(y) disputes with suppliers of labor and/or materials; and (z) acts of any governmental authority.

         (c) No default (or event which, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any provision of the Project Documents, and the same are in full force and effect to the extent that they have been executed to date.

         (d) No Partner or Related Person bears the Economic Risk of Loss with respect to the Permanent Mortgage, except as may be expressly permitted by Article III. No General Partner has, either on its own behalf or on behalf of the Partnership, incurred any financial responsibility with respect to the Partnership prior to the Admission Date, other than as disclosed in writing to the Investment Limited Partners prior to the Admission Date.

         (e) The Apartment Complex is being or has been completed in a timely manner in conformity with the Project Documents. There is no violation by the Partnership or the General Partners of any zoning, environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the plans and specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the first occupancy of such unit.

         (f) The Partnership owns good and marketable fee simple title to the Apartment Complex, subject to no material liens, charges or encum-brances other than those which (i) are both permitted by the Project Documents and are noted or excepted in the Title Policy and (ii) do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or have a material adverse effect on the value of the Apartment Complex.

         (g) The execution and delivery of all instruments and the performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of a General Partner which is a corporation have been or will be duly authorized by all necessary corporate or other action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

         (h) Any General Partner which is a corporation (a "Corporation") has been duly organized, is validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any Corporation of this Agreement nor the performance of any of the actions of any Corporation contemplated hereby has constituted or will constitute a violation of (i) the articles of organization or by-laws of such Corporation, (ii) any agreement by which such Corporation is bound or to which any of its property or assets is subject, or (iii) any law, administrative regulation or court decree.

         (i) Any General Partner which is a limited partnership has been duly organized, is validly existing and in good standing under the laws of its state of formation and has all requisite power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any limited partnership of this Agreement nor the performance of any of the actions of any limited partnership contemplated hereby has constituted or will constitute a violation of (i) the limited partnership agreement of such limited partnership (ii) any agreement by which such limited partnership is bound or to which any of its property or assets is subject, or (iii) any law, administrative regulation or court decree.

         (j) No Event of Bankruptcy has occurred with respect to any General Partner.

         (k) All accounts of the Partnership required to be maintained under the terms of the Project Documents, including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by the Lenders and/or any Agency.

         (l) If the only General Partner(s) are one or more corporation(s), limited partnership(s) or limited liability company(ies), then the General Partner(s) have a net worth which satisfies the 89-12 Requirements.

         (m) All payments and expenses required to be made or incurred in order to complete construction of the Apartment Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the later of the Admission Date or Permanent Mortgage Commencement (other than reserves described in Section 6.5(e)), and to satisfy all requirements under the Project Documents and/or which form the basis for determining the principal sum of the Permanent Mortgage (other than payments of the Service Notes) have been or will be paid or provided for utilizing only
(i) the funds available from the Construction Mortgage, (ii) the Capital Contribution of the Investment Limited Partners, (iii) the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Admission Date and (iv) any funds furnished by the General Partners pursuant to Sections 6.5(a) and 6.11.

         (n) The amount of Tax Credit which is expected to be allocated by the Partnership to the Investment Limited Partners is the Projected
Credit.

         (o) The Apartment Complex is being developed in a manner which satisfies and shall continue to satisfy all restrictions, including tenant income and rent restrictions, applicable to projects generating Tax Credits.

         (p) The General Partners have provided to the Investment Limited Partners a complete copy of the Environmental Reports. No General Partner, Affiliate of a General Partner or Person for whose conduct any General Partner is or was responsible has ever: (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transport or disposition was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was and is at all times in compliance with all laws, ordinances and regulations pertaining thereto);
(iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any Federal, state or other governmental authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, by any Affiliate of a General Partner, or by any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such governmental authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

         (q) To the best of the General Partners' knowledge, no Hazardous Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto or was disclosed in the Environmental Reports for the Apartment Complex provided to the Investment Limited Partners (and, if so disclosed, in which case has been and will be stored, transported and disposed of in compliance with all laws, ordinances and regulations pertaining thereto).

         (r) The General Partners have fulfilled and will continue to fulfill all of their duties and obligations under Section 6.5.

         (s) The General Partners will not amend the Development Services Agreement (1993), the Development Services Agreement (1995), Construction Contract or the Management Services Agreement so as to affect the amount, or the timing of payment, of any of the fees and other payments due thereunder without the Consent of the Investment Limited Partners.

         (t) The Partnership's basis in the Apartment Complex as of December 31, 1993 was greater than 10% of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1995 and all conditions set forth in Section 42 of the Code, Service notices, rulings, regulations or releases and any other authorities to the validity of the allocation of the Tax Credit have been or will be satisfied in a timely manner.

    6.7  Liability on the Permanent Mortgage

    Neither any General Partner nor any Related Person shall at any time after Permanent Mortgage Commencement bear the Economic Risk of Loss for the payment of any portion of any Mortgage, and the General Partners shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage after Permanent Mortgage Commencement, except as may be expressly permitted pursuant to Article III.

    6.8  Indemnification of the General Partners

    (a) No General Partner nor any Affiliate thereof shall have liability to the Partnership or to any Limited Partner for any loss suffered by the Part-nership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of such General Partner or Affiliate thereof.

    (b) A General Partner or any Affiliate thereof may be indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with the Partnership, provided that all of the following conditions are met: (i) such General Part-ner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such loss, judgment, liability, expense or amount paid in settlement was not the result of negligence or misconduct on the part of such General Partner or Affiliate thereof; and (iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership (including General Partner obligations to contribute amounts equal to their Capital Account deficits on dissolution of the Partnership) and not from the Limited Partners.

    (c) Notwithstanding the above, no General Partner or any Affiliate thereof performing services for the Partnership or any broker-dealer shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and the court approves the indemnification of such litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such litigation costs or (iii) a court of competent jurisdiction approves a settle-ment of the claims against a particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, and any applicable state securities administrator with respect to the issue of indemnification for securities law violations.

    (d) The Partnership shall not incur the cost of the portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

    (e) The Partnership may indemnify Affiliates of a General Partner under this Section 6.8 only if the loss involves activity in which such Affiliates acted in the capacity of a General Partner.

    (f) For purposes of this Section 6.8 only, the term "Affiliate" shall mean any Person performing services on behalf of the Partnership who
(i) directly or indirectly controls, is controlled by or is under common control with a General Partner; (ii) owns or controls ten per cent (10%) or more of the outstanding voting securities of a General Partner; (iii) is an officer, director, partner or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

    6.9  Indemnification of the Partnership and the Limited Partners

    (a) The General Partners will indemnify and hold the Partnership and the Limited Partners harmless from and against (a) any and all losses, damages and liabilities which the Partnership or any Limited Partner may incur by reason of the past, present or future actions or omissions of the General Partners or any of their Affiliates unless a General Partner or Affiliate in good faith determines that such course of action was in the best interest of the Partnership and such conduct did not constitute negligence or misconduct of such General Partner or Affiliate thereof, or (b) any liabilities to which either the Partnership or the Apartment Complex is subject; provided, however, that the foregoing indemnification shall not apply to (i) any Mortgage or
(ii) necessary contractual obligations incurred pursuant to Agency or Lender requirements or in connection with the operation of the Apartment Complex in the ordinary course of business.

    (b) Notwithstanding the foregoing, no General Partner shall be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership may indemnify such General Partner under Section 6.8.

    (c) The General Partners shall indemnify, defend, and hold the Limited Partners harmless from and against (i) any claim brought or threatened against any Limited Partner or loss (as well as from any and all attorneys' fees and expenses incurred in connection with any such claim or loss) on account of the presence of any Hazardous Material at the Apartment Complex, and (ii) any loss or damage incurred as a result of a title defect which is not covered by the owner's title policy in effect as of the date of this Agreement or by the Title Policy in effect as of the date of Permanent Mortgage Commencement. Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited Partners with counsel of the Limited Partners' selection, but at the expense of General Partners. Notwithstanding anything else set forth herein, this indemnification shall survive the withdrawal of any General Partner and/or the termination of this Agreement.

    6.10 Operating Deficits

    Subject to the prior written consent of any Agency (if such consent shall be required under applicable Agency regulations), the General Partners shall be obligated for the period commencing on the occurrence of Rental Achievement and continuing until the fifth (5th) anniversary of Rental Achievement to promptly advance funds to meet operating expenses (including, without limitation, the Asset Management Fee up to $12,500 per annum), reserves and debt service of the Partnership which exceed operating income available for the payment thereof.
In addition, until Rental Achievement, the General Partners shall be obligated to advance funds promptly to meet any negative amount of Cash Flow (including the funding of any reserves required hereunder or under any Project Documents) and to discharge all Partnership liabilities and obligations arising out of any casualty giving rise to insurance proceeds. In the event that the General Partners shall fail to make any such advance as aforesaid, (a) the Partnership shall utilize amounts (the "Applied Amounts") otherwise payable to the General Partners or Affiliates thereof under Section 6.12 and/or Article X to meet the obligations of the General Partners pursuant to this Section 6.10, with such utilization of Applied Amounts constituting payment and satisfaction of the corresponding amounts payable to the General Partners or Affiliates thereof under Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and with the obligation of the Partnership to make such payments to the General Partners or Affiliates thereof pursuant to Section 6.12 and/or Article X being deemed satisfied to the extent thereof and (b) if the obligations of the General Partners pursuant to this Section 6.10 remain unfulfilled after the application of clause (a) of this sentence, the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted to the Partnership as additional General Partner. An additional General Partner so admitted shall automatically, without the need for any further action by any Partner, become the Managing General Partner and be delegated all of the power and authority of all of the General Partners pursuant to Section 6.13, and each Partner hereby grants to any such additional General Partner a power of attorney, coupled with an interest and irrevocable to the extent permitted by law, to execute and deliver any and all instruments and documents which it believes to be necessary or appropriate in order to accomplish the purposes of this sentence and to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless each additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner. For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60)-day current basis. Moreover, the General Partners may in their sole discretion at any time advance funds to the Partnership to pay operating expenses and/or debt service of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test (except to the extent payable from Cash Flow). All advances pursuant to this Section 6.10 (including any Applied Amounts) shall be Subordinated Loans repayable without interest in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to any applicable rules and regulations.

    6.11 Obligation to Complete the Construction of the Apartment Complex

    The General Partners shall complete the construction of the Apartment Complex substantially in accordance with the plans and specifications approved by the Lenders and/or any Agency and all requirements necessary to obtain the required certificates of occupancy for dwelling units, or cause the same to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including refrigerators and ranges, and shall cause all necessary certificates of occupancy for all apartment units in the Apartment Complex to be obtained, all in accordance with the Project Documents. If the proceeds of the Construction Mortgage and the Permanent Mortgage, the Capital Contribution of the Investment Limited Partners, and the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Effective Date, as available from time to time are insufficient to (i) acquire and complete the construction of the Apartment Complex and satisfy all other obligations, all as provided in the first sentence of this Section 6.11, (ii) arrive at Permanent Mortgage Commencement in conformity with the Project Documents, (iii) discharge all Partnership liabilities and obligations arising out of any casualty giving rise to any such insurance proceeds, (iv) arrive at Rental Achievement, and (v) provide for all other payments and expenses required to be made or incurred through Rental Achievement, including the repayment in full of all obligations under the Construction Mortgage, but excluding from items (i) through (v) all amounts required to be funded by the General Partners under the second sentence of
Section 6.10, the General Partners shall be responsible for and obligated to pay such deficiencies and shall, to the extent permitted under the Project Documents and any applicable regulations or requirements of the Lenders and/or any Agency, be reimbursed at or prior to Rental Achievement only out of the proceeds designated in this sentence available from time to time after payment of all costs described in this sentence. Any amounts not reimbursed through Rental Achievement or from the proceeds of the Capital Contribution of the Investment Limited Partners as provided in Section 5.1 shall not be reimbursable or otherwise change the Interest of any Person in the Partnership but shall be borne by the General Partners; provided, however, that, notwithstanding the foregoing, to the extent any such amounts represent items which are properly included in the Partnership's Qualified Basis and result in an increase in the amount of Tax Credit allocated and available to the Partnership over and above the amount of Credit required in order to achieve State Designation ("Includable Items"), the General Partners shall make an additional Capital Contribution in the amount of the Includable Items and the Partnership shall utilize the proceeds of such additional Capital Contribution to pay the Includable Items. In the event that the General Partners shall fail to fund any such deficiency as required by this Section 6.11, an amount not in excess of the next payment which would otherwise be made under the Service Notes to the General Partners or any of their Affiliates under Section 6.12 or any other provision hereof shall be applied by the Partnership to meet such obligation of the General Partners, and, to the extent there may still be a deficiency, any amounts otherwise payable as the Partnership Management Fee or distributable to the General Partners pursuant to Article X shall also be so applied. Any such application of funds as described in the immediately preceding sentence shall constitute a payment of the amount under the Service Notes or such other item which such funds had been earmarked to pay, and the obligation of the General Partners to advance such amount under this
Section 6.11 shall be satisfied to the extent of such application.

    6.12 Certain Payments to the General Partners and Others

    (a) In consideration of the services which have been rendered under the Development Services Agreement (1993), the Partnership has issued the Development Services Agreement (1993) Note to SHLP. The amount of such Note shall be paid by the Partnership from Cash Flow or otherwise in the manner and priority provided in Sections 10.2 and 10.3 or from Capital Contributions by the General Partners pursuant to Section 4.2(b), but prior to any payments under any of the other Service Notes.

    (b) In consideration of the consultation, advice and other services, guarantees and personal liabilities in connection with the construction and development of the Apartment Complex as provided in the Development Services Agreement (1995), the Partnership has issued the Development Services Agreement
(1995) Note to SHLP. The amount of such Note shall be paid from Cash Flow or otherwise in the manner and priority provided in Sections 10.2 and 10.3 or from Capital Contributions by the General Partners pursuant to Section 4.2(b), after the Development Services Agreement (1993) Note and the Construction Contract Note (if issued) have been paid in full, but prior to any payments under the Management Services Agreement Notes.

    (c)  The Partnership shall pay to BCCLP or an Affiliate thereof a fee
(the "Asset Management Fee") commencing in 1996 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partners and assisting with the preparation of tax returns and the reports required by Section 12.7 in the amount of $12,500 per calendar year. The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a); provided, however, that if in any calendar year commencing with 1996, Cash Flow is insufficient to pay the full amount of the Asset Management Fee and the General Partners either have not provided or are not obligated to provide, funds under Section 6.10 for the payment of such Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in Article X. Notwithstanding the foregoing, the Asset Management Fee for 1996 shall be in an amount equal to $12,500 multiplied by a fraction, the numerator of which is the number of days in 1996 after the date of signing of this Agreement by the Investment Limited Partners and the denominator of which is 366.

    (d) In consideration for the services of constructing and equipping the buildings and other improvements comprising the Apartment Complex, the Partnership shall pay to SHLP a total fixed price equal to (a) $6,757,536, minus (b) all costs incurred by the Partnership prior to January 1, 1996, in obtaining the Permanent Mortgage, any limited partner's capital contribution, Cost Certification and the reservation and allocation of a housing credit dollar amount for the Apartment Complex from the Authority or in obtaining start-up legal or accounting services the costs of which are amortizable under Code Section 195, or in acquiring, constructing and developing the Apartment Complex (including, but not limited to, the costs of acquiring the land included in the Apartment Complex, and all Construction Mortgage costs and interest and all real property taxes attributable to the construction period of any building in the Apartment Complex), but not including any fees payable under the Development Services Agreement (1993), the Development Services Agreement (1995), or the Management Services Agreement. SHLP shall be required to pay all costs of constructing the Apartment Complex (other than costs incurred by the Partnership which offset the price payable to SHLP under the Construction Contract). Under the circumstances set forth in the Construction Contract, a portion of the price under such contract shall be paid by the issuance of the Construction Contract Note from the Partnership to SHLP. The amount of such Note shall be paid by the Partnership from Cash Flow or otherwise in the manner and priority provided in Sections 10.2 and 10.3 or from capital contributions by the General Partners pursuant to Section 4.2(b), after the Development Services Agreement (1993) Note has been paid in full, but prior to any payments under the Development Services Agreement (1995) Note or the Management Services Agreement Notes. The balance of the price under the Construction Contract (meaning the portion not paid by issuance of the Construction Contract Note) shall be paid by the Partnership from the proceeds of the Construction or Permanent Mortgage or the Capital Contributions of the Investment Limited Partners.

    (e)  In consideration for the services described in the Management
Services Agreement, the Partnership has issued certain of the Management Services Agreement Notes to SHLP and shall issue the remainder of such Notes to SHLP as and when provided for under such Agreement. The amount of such Notes shall be paid by the Partnership from Cash Flow or otherwise in the manner and priority provided in Sections 10.2 and 10.3 or from Capital Contributions by the General Partners pursuant to Section 4.2(b), after all the other Service Notes have been paid in full.

    (f) In consideration of the services of the General Partner in managing the day-to-day business and affairs of the Partnership after the completion of construction of the Apartment Complex, the Partnership shall pay to the General Partner an annual fee (the "Partnership Management Fee") commencing in 1996 in the amount of up to $12,500, payable from Cash Flow in the manner and priority set forth in Section 10.2(a). The Partnership Management Fee shall be cumulative so that if there is not sufficient Cash Flow in any year to pay the amount of the Partnership Management Fee specified in Section 10.2(a), clause Seventh, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year or years in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in Article X.
Notwithstanding the foregoing, the partnership Management Fee for 1996 shall be in an amount equal to $12,500 multiplied by a fraction, the numerator of which is the number of days in 1996 after the date of signing of this Agreement by the Investment Limited Partners and the denominator of which is 366.

    6.13 Delegation of General Partner Authority

    Every contract, deed, mortgage, lease and other instrument executed by the General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof
(a) the Partnership was in existence and (b) the execution and delivery of such instrument was duly authorized by this Agreement. Any Person may always rely on a certificate addressed to him and signed by the General Partner hereunder:
         (1) As to who are the General Partners or Limited Partners here-under;

         (2) As to the existence or nonexistence of any fact which consti-tutes a condition precedent to acts by the General Partners or in any other manner germane to the affairs of the Partnership;

         (3) As to who is authorized to execute and deliver any instrument or document of the Partnership;

         (4) As to the authenticity of any copy of this Agreement, the Certificate and any amendments thereto; or

         (5) As to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

    6.14 Assignment to Partnership

    The General Partners hereby transfer and assign to the Partnership all of their right, title and interest in and to the Apartment Complex and in and to all of the Project Documents, including, but not limited to, the following:
(i) all contracts with architects, supervising architects, engineers and contractors with respect to the development of the Apartment Complex; (ii) all plans, specifications and working drawings heretofore prepared or obtained in connection with the Apartment Complex; (iii) all governmental commitments and approvals obtained, and applications therefor, including, but not limited to, those relating to planning, zoning, building permits and Tax Credit; (iv) any and all commitments with respect to any Mortgage(s); (v) any and all contracts or rights with respect to any agreements with the Lenders and any Agency; and
(vi) any other work product related to the Apartment Complex and/or the Partnership; provided, however, that the right, title and interest so assigned and transferred shall be subject to any lien or security interest which may be required by the Construction Lender; and provided, further, that this Section
6.14 shall not apply to SHLP's (as distinguished from the Partnership's) right, title and interest in and to the Construction Contract, the Development Services Agreement (1993), the Development Services Agreement (1995), the Management Services Agreement or any of the Service Notes.

    ARTICLE VII

    Withdrawal of a General Partner; New General Partners

    7.1  Withdrawal

    No General Partner shall Withdraw from the Partnership (other than by reason of death or adjudication of incompetence or insanity) or sell, assign or encumber its Interest without the Consent of the Investment Limited Partners and all the other General Partners, except that if the Special Limited Partner or a designee thereof becomes a General Partner pursuant to Section 4.5(b),
Section 5.2(e), Section 6.2(b) or Section 6.10, it shall not require the consent of any other General Partner to transfer all of its interest as a General Partner to a single new General Partner (which shall be either the Special Limited Partner or a designee thereof), other than as may be required under the Uniform Act. In the event of any Withdrawal by a General Partner in violation of this Section 7.1, including but not limited to any removal of any General Partner under Section 4.5(a)(iii), such General Partner, in addition to being subject to the second sentence of Section 4.5(b) shall be subject to any and all other legal remedies which may be pursued by the Partners.

    7.2  Obligation to Continue

    Upon the Withdrawal of a General Partner, the remaining General Partners shall have the right and obligation to continue the business of the Partnership employing its assets and name, all as contemplated by the Uniform Act. Within thirty (30) days after they obtain knowledge of the Withdrawal of a General Partner, the remaining General Partners shall notify the Investment Limited Partners or its designee of such Withdrawal.


    ARTICLE VIII

    Transferability of Limited Partner Interests

    8.1  Assignments

    (a) Except by operation of law (including the laws of descent and dis-tribution) or Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partners, the giving or withholding of which is exclusively within their discretion.

    (b) A Limited Partner, without the consent of the General Partners, may assign to any Person all or any portion of the economic benefits of the ownership of such Limited Partner's Interest; provided, however, that such assignment shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such assignment for any purpose. An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have, and shall only have, the right to receive the share of allocations and distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner. Any assigning Limited Partner whose entire Interest is validly assigned and whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

    (c) Every assignee of a Limited Partner Interest (or any portion thereof) who desires to make a further assignment of its Interest shall be subject to all the provisions of this Article VIII.

    8.2  Substituted Limited Partner

    No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to Section 8.3, the General Partners may, however, in their sole discretion, permit an assignee to become a Sub-stituted Limited Partner. The consent of the General Partners to an assignment of a Limited Partner Interest under Section 8.1 shall not, in and of itself, constitute permission under this Section 8.2.

    Any Substituted Limited Partner shall execute such instrument or instru-ments as shall be required by the General Partners to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

    8.3  Restrictions

    (a) No Disposition may be made if such Disposition would violate Sec-tion 13.1.

    (b) In no event shall all or any part of a Limited Partner Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

    (c) The General Partners may, in addition to any other requirement they may impose, require as a condition of any Disposition that the transferor
(i) assume all costs incurred by the Partnership in connection therewith and
(ii) furnish the Partnership and the other Partners with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable Federal and state securities laws.

    (d) Any sale, exchange, transfer or other Disposition in contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

    (e) Notwithstanding any other provision contained in this Article VIII, each Investment Limited Partner shall have a right of first refusal to purchase the Interest of any other Investment Limited Partner who wishes to sell or otherwise transfer its Interest at a price equal to and on terms identical to those of the prospective purchaser thereof, to the extent reasonably practical, and shall have at least fifteen (15) business days in which to exercise such right after receiving notice thereof. If there shall be more than two non-selling or transferring Investment Limited Partners, each of which desires to exercise such a right of first refusal, they may do so pro rata or, to the extent one does not so desire to exercise such right, to the extent of the entire Interest being so sold or transferred.


    ARTICLE IX

    Borrowings

    All Partnership borrowings shall be subject to the terms of this Agree-ment, including, but not limited to, the restrictions of Section 6.2, and may be made from any source, including Partners and their Affiliates. Any Part-nership borrowings from any Partner shall be subject to any prior written con-sent required by any Agency. If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not be an increase of such Partner's Capital Contribution. If any Partner shall so lend monies, each such loan shall be an obligation of the Partnership and (except for advances required by Section 6.11 and Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party. Funds provided by the General Partners to the Partnership pursuant to Section 6.11 shall not constitute borrowings for the purposes of this Article IX or for any other purposes.


    ARTICLE X

    Profits, Losses, Tax Credits, Distributions and Capital Accounts

    10.1 Profits, Losses and Tax Credits

    (a) Except as otherwise specifically provided in this Article, for each calendar year or portion thereof occurring on or after the Effective Date, all profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures (including but not limited to Section 705(a)(2)(B) expenditures as determined under Treasury Regulation ss 1.704-1(b)(2)(iv)(i) or any amendment or successor to such Regulation), and tax credits, other than those arising from a Capital Transaction, shall be allocated 99% to the Investment Limited Partners (in accordance with their Percentage Interests) and 1% to the General Partners.

    (b) Except as otherwise specifically provided in this Article (not including Section 10.1(a)), for each calendar year or portion thereof, gross rental income equal to any distributions to the General Partners under Clauses Fourth and Seventh of Section 10.2(a) for such year or portion shall be allocated to the General Partners.

    (c) Except as otherwise specifically provided in this Article (not including Section 10.1(a) or (b)), all profits and losses arising from a Capital Transaction shall be allocated to the Partners as follows:

         As to profits:

         First, an amount of profit equal to the aggregate negative balances (if any) in the Capital Accounts of all Partners having negative balance Capital Accounts shall be allocated to such Partners in proportion to their negative Capital Account balances until all such Capital Accounts shall have zero balances; and

         Second, an amount of profits shall be allocated to each of the Partners until the positive balance in the Capital Account of each Partner equals, as nearly as possible, the amount of cash which would be distributed to such Partner if the aggregate amount in the Capital Accounts of all Partners were cash available to be distributed in accordance with the provisions of Clauses Sixth through Tenth of
Section 10.2(b).

         As to losses:

         First, an amount of losses equal to the aggregate positive balances (if any) in the Capital Accounts of all Partners having positive balance Capital Accounts shall be allocated to such Partners in proportion to their positive Capital Account balances until all such Capital Accounts shall have zero balances; provided, however, that if the amount of losses so to be allocated is less than the sum of the positive balances in the Capital Accounts of those Partners having positive balances in their Capital Accounts, then such losses shall be allocated to the Partners in such proportions and in such amounts so that the Capital Account balances of each Partner shall equal, as nearly as possible, the amount such Partner would receive if an amount equal to the excess of (a) the sum of all Partners' balances in their Capital Accounts computed prior to the allocation of losses under this clause First over (b) the aggregate amount of losses to be allocated to the Partners pursuant to this Clause First were distributed to the Partners in accordance with the provisions of Clauses Sixth through Tenth of Section 10.2(b); and

         Second, the balance, if any, of such losses shall be allocated 1% to the General Partners and 99% to the Investment Limited Partners (in accordance with their Percentage Interests).

    (d) Notwithstanding the foregoing provisions of Sections 10.1(a), 10.1(b) and 10.1(c), in no event shall any losses be allocated to the Investment Limited Partners, the Special Limited Partner or any additional General Partner admitted pursuant to any of Section 4.5(b), Section 5.2(e),
Section 6.2(b) or Section 6.10, if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in such Partner's Capital Account to exceed such Partner's share, if any, of Partnership Minimum Gain plus such Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain (such shares, if any, to be determined under Code Section 704(b)). Any losses which are not allocated to a Partner by virtue of the application of this Section 10.1(d) shall be allocated to the General Partners, excluding any additional General Partner which shall have been admitted pursuant to any of Section 4.5(b), Section 5.2(e), Section 6.2(b) or Section 6.10. For the purposes of this Section 10.1(d), a Partner's Capital Account shall be treated as reduced by adjustments, allocations and distributions described in Treasury Regulation
Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) or any amendment or successor to any such Regulation.

    10.2 Cash Distributions Prior to Dissolution

    (a)  Cash Flow

    Subject to Agency and Lender approval (if required), Cash Flow for each calendar year or portion thereof shall be applied as follows:

         First, to the payment of the Asset Management Fee for such year and for any previous year(s) as to which the Asset Management Fee shall not yet have been paid in full;

         Second, with respect to any year in which the Investment Limited Partners have been allocated taxable profits pursuant to Section 10.1(a) in an amount which, when added to all taxable profits allocated to the Investment Limited Partners under Section 10.1(a) with respect to all prior years, exceeds all losses allocated to the Investment Limited Partners with respect to all prior years, a distribution shall be made to the Investment Limited Partners in an amount equal to 39.6% of the lower of (a) such excess, or (b) the amount of Cash Flow for the year in question which would be applied to make payments under Clauses Third and Fifth, below, if this Clause Second were not included in this Agreement;

         Third, to the payment of the outstanding amount remaining to be paid under the Development Services Agreement (1993) Note, the
Construction Contract Note (if issued), the Development Services
Agreement (1995) Note and the Management Services Agreement Notes, in that order;

         Fourth, to the General Partner in an amount equal to all amounts which have been distributed to the Investment Limited Partners under Clause Second above, minus all prior distributions to the General Partner under this Clause Fourth or under Clause Sixth of Section 10.2(b); and

         Fifth, to the payment of any Subordinated Loans;

         Sixth, to the payment of the Partnership Management Fee for such year and any previous year(s) as to which the Partnership Management Fee shall not yet have been paid in full;

         Seventh, the balance thereof, if any, shall be distributed annually, within seventy-five (75) days after the end of the year, 10% to the Investment Limited Partners and 90% to the General Partners; provided, however, that during such time as Agency regulations are applicable to the Apartment Complex, the total amount of Cash Flow which may be so distributed to the Partners in respect to any year shall not exceed such amounts as Agency regulations permit to be distributed.

    (b)  Distributions of other than Cash Flow

    Prior to dissolution, if the General Partners shall determine from time to time that cash is available for distribution from a Capital Transaction, such cash shall be applied or distributed as follows:

         First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to the Capital Transaction), excluding (i) the Service Notes and (ii) all unpaid fees owing to the General Partners or their Affiliates; and to the establishment of any reserves which the General Partners and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

         Second, to the payment of any accrued and unpaid Asset Management
Fees;

         Third, to the payment of any accrued and unpaid Partnership Management Fees;

         Fourth, to the repayment of any Subordinated Loans;

         Fifth, to the repayment of any then-unpaid debts and liabilities owed to Partners or Affiliates thereof by the Partnership (exclusive of any Asset Management Fee, Partnership Management Fee and Subordinated Loans), including, but not limited to, any outstanding amounts remaining to be paid under the Development Services Agreement (1993) Note, the Construction Contract Note (if issued), the Development Services Agreement (1995) Note, and the Management Services Agreement Notes in that order; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Fifth shall be repaid prior to the repayment of any such debts or obligations to any General Partner or Affiliate thereof;

         Sixth, to the distribution to the General Partner of an amount equal to all cumulative amounts distributed to the Investment Limited Partners under Clause Second of Section 10.2(a), minus all prior distributions to the General Partners under Clause Fourth of
Section 10.2(a) or under this Clause Sixth;

         Seventh, to the payment to each Limited Partner of an amount equal to its Invested Amount, in each case minus any prior distributions made to such Partner under this Clause Seventh, but never an amount less than zero;

         Eighth, to the repayment to the General Partners of their paid-in Capital Contributions minus any prior distributions made to them under this Clause Eighth, but never an amount less than zero;

         Ninth, to the distribution to the Investment Limited Partners (in accordance with their Percentage Interests) of an amount equal to the sum of all additional Capital Contributions of the General Partners made pursuant to Sections 5.1(e), (f) and (g) (last sentence), minus any prior distributions made to the Investment Limited Partners under this Clause Ninth, but never an amount less than zero; and

         Tenth, any balance 9.999% to the Investment Limited Partners (in accordance with their Percentage Interests), .001% to the Special Limited Partners and 90% to the General Partners.

    10.3 Distributions Upon Dissolution

    (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership (including, but not limited to, the unpaid balances payable under the Service Notes and all Subordinated Loans, any accrued and unpaid Asset Management Fees and Partnership Management Fees), the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Sections 10.1(c) and 10.3(b). In the event that a General Partner or Additional Limited Partner has a negative balance in its Capital Account following the liquidation of the Partnership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership taxable year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts. For purposes of this
Section 10.3(a), the term "liquidation" shall have the meaning given to it in Treasury Regulation ss 1.704-1(b)(2)(ii)(g) or any amendment or successor to such Regulation.

    (b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with Section 10.1(c), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under Regulation Section 1.704-1(b). This
Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partners with the Consent of the Investment Limited Partners.

    10.4 Special Provisions

    (a) Except as otherwise provided in this Agreement, all profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures (including, but not limited to, Section 705(a)(2)(B) expenditures as determined under Treasury Regulation ss 1.704-1(b)(2)(iv)(i) or any amendment or successor to such Regulation) tax credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

    (b)  Notwithstanding the foregoing provisions of this Article X:

         (i) If (a) the Partnership incurs recourse obligations (other than a Mortgage or trade account payable incurred in the ordinary course of business) or Partner Non-Recourse Debt (including, without limitation, Subordinated Loans) or expenses funded by additional Capital Contributions of the General Partners under Section 6.10 (second and next-to-last sentence) or (b) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively "Recourse Obligations") in respect of any Partnership taxable year, then the calculation and allocation of profits and losses and shall be adjusted as follows: first, an amount of deductions (consisting of deductions other than cost recovery deductions) attributable to the Recourse Obligations shall be allocated to the General Partners; second, the balance of deductions otherwise allocable under Section 10.1(a) shall be allocated as provided in Section 10.1(a); third, any gross income or gain later used to repay any Recourse Obligations or constituting a recovery thereof shall be allocated to the General Partners; and fourth, the balance of any gross income or gain shall be allocated as otherwise provided in this Agreement.

         (ii) If any profit arises from the sale or other disposition of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income. The foregoing provisions of this
Section 10.4(b)(ii) shall be carried out only to the extent possible within the overall allocations of profits, gains and other items provided for in this Agreement (meaning, without altering the overall effects on Capital Accounts). To this end, corresponding adjustments shall be made in allocations of those portions of profits or gains not constituting recapture income but arising from asset dispositions giving rise to recapture income.

         (iii) If the Partnership shall receive any purchase money indebted-ness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of Section 10.2(b) or Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Part-ners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on
Section 10.2(b) or Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

         (iv) Income, gain, loss and deduction with respect to any asset which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for Federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of
Section 704(c) of the Code and Treasury Regulation Section 1.704-
1(b)(2)(iv)(g).

         (v) The terms "profits" and "losses" used in this Agreement shall mean net income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation Section 1.704-
1(b)(2)(iv). Profits and losses for Federal income tax purposes shall be allocated in the same manner as set forth in this Article X, except as provided in Section 10.4(b)(iv).

         (vi) If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner will be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in Partnership Minimum Gain during the year, before any other allocation of Partnership items for such taxable year. A Partner shall not be subject to this mandatory allocation of income or gain to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(f)(2)-(5) applies. All allocations pursuant to this Section 10.4(b)(vi) shall be in accordance with Treasury Regulation Section 1.704-2(f). This provision is a
"minimum gain chargeback" within the meaning of Treasury Regulation
Section 1.704-2(f) and shall be construed as such.

         (vii) If there is a net decrease in Partner Non-Recourse Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of that gain at the beginning of such year will be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Non-Recourse Debt Minimum Gain during the year. A Partner is not subject to this Partner Non-Recourse Debt Minimum Gain chargeback to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(i)(4) applied consistently with Treasury Regulation Section 1.704-2(f)(2)-(5) applies. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation
Section 1.704-2(i)(4) under Section 704 of the Code.

         (viii) If a Limited Partner unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or any amendment or successor to any such Regulations and such adjustment, allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed (i) such Partner's share of Partnership Minimum Gain plus (ii) the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account pursuant to
Section 10.3(a), plus (iii) such Partner's share of Partner Non-Recourse Debt Minimum Gain, then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this
Section 10.4(b)(viii), a Partner's Capital Account shall be treated as reduced by adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) or any amendments or successors to such Regulations. This Section 10.4(b)(viii) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) or any amendment or successor to such Regulation, and shall be construed in accordance with such intention.

         (ix) In the event that any fee payable to any General Partner or any Affiliate thereof, or any payment under any Service Note, shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for Federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to the amount of such distribution.

         (x) In applying the provisions of Article X with respect to distributions and allocations, the following ordering of priorities shall apply:

              (1) Capital Accounts shall be deemed to be reduced by adjustments, allocations and distributions described in Treasury
Regulation Sections 1.704(b)(ii)(d)(4), (5) and (6).

              (2) Capital Accounts shall be reduced by distributions of Cash Flow under Section 10.2(a).

              (3) Capital Accounts shall be reduced by distributions from Capital Transactions under Section 10.2(b).

              (4) Capital Accounts shall be increased by any minimum gain chargeback under Section 10.4(b)(vi) or Section 10.4(b)(vii).

              (5) Capital Accounts shall be increased by any qualified income offset under Section 10.4(b)(viii).

              (6) Capital Accounts shall be increased by allocations of profits under Section 10.1(a).

              (7) Capital Accounts shall be reduced by allocations of losses under Section 10.1(a).

              (8) Capital Accounts shall be increased by allocations of gross income under Section 10.1(b).

              (9) Capital Accounts shall be reduced by allocations of losses under Section 10.1(c).

              (10) Capital Accounts shall be increased by allocations of profits under Section 10.1(c).

         (xi) To the maximum extent permitted under the Code, allocations of profits, losses and other items shall be modified so that the Partners' Capital Accounts reflect the amounts they would have reflected, and all Partners will receive allocations of the same amounts and tax character they would have received, if adjustments required by Sections 10.4(b)(vi), 10.4(b)(vii) and 10.4(b)(viii) had not occurred.

    10.5 Authority of the General Partners to Vary Allocations to Preserve and Protect the Partners' Intent

    (a) It is the intent of the Partners that each Partner's distributive share of profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures and credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General Partners are hereby authorized and directed to allocate profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures and credits (and items thereof) arising in any year differently than otherwise provided for in this Agreement to the extent that allocating profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures or credits (or any item thereof) not to be permitted by Section 704(b) of the Code. Any allocation made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

    (b) In making any allocation (the "New Allocation") under Sec-tion 10.5(a), the General Partners are authorized to act only after having been advised in writing by the Tax Accountants that, under Section 704(b) of the Code, (i) the New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current year or in any preceding year, each Partner's distributive share of profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures and credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code.

    (c) If the General Partners are required by Section 10.5(a) to make any New Allocation in a manner less favorable to any Partner than is otherwise provided for herein, or if the General Partners are required by Section 10.1(d) or Section 10.4(b) to make any allocation in a manner different from that otherwise provided by Section 10.1(a), (b) or (c), then the General Partners are authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section 704(b) of the Code, to allocate profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of profits, gains, tax-exempt income, losses, deductions, non-deductible non-capitalizable expenditures and credits (and each item thereof) to the Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement or by Section 10.1(a), (b) or (c) as the case may be.

    (d) New Allocations or other allocations made by the General Partners under Section 10.5(a) or Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Partners, and no such allocation shall give rise to any claim or cause of action by any Partner. As used in this Section 10.5, the term "non-deductible non-capitalizable expenditures" shall include (without limitation) Section 7.05(a)(2)(B) expenditures as determined under Treasury Regulation Section 1.704-
(1)(b)(2)(iv)(i)).


    ARTICLE XI

    Management Agent

    A. The General Partners shall engage the Management Agent to manage the Apartment Complex pursuant to the Management Agreement. The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Management Agent for management services in accordance with a management contract approved by the agency (if such approval is required) or, when the Apartment Complex is not subject to agency regulation, in accordance with a reasonable and competitive fee arrangement. The Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless (i) the General Partners shall have obtained the prior written consent of the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partners.

    B.   No duplicate property management fees shall be paid to any Person.

    C. If (i) the Management Agent is a General Partner or an Affiliate of a General Partner, and (a) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from the applicable governmental agency or department or
(b) the Management Agent shall not be managing the Apartment Complex in a commercially reasonable manner and fails to correct this after receiving written notice from the Special Limited Partner specifying the defect, or
(ii) an Event of Bankruptcy shall occur with respect to the Management Agent, or (iii) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement or (iv) SHLP ceases to be a General Partner, or (v) the Management Agent is cited by any Agency, including any Tax Credit monitoring or compliance agency of the State of Texas or any other governmental agency for a material violation or alleged violation of any applicable rules, regulations or requirements, including, but not limited to, non-compliance with the Minimum Set-Aside Test, the Rent Restriction Test or any other Tax Credit-related provision and the Management Agent fails to establish through administrative or judicial proceedings that such violation did not occur, then, upon request by the Special Limited Partner and subject to Agency approval, if required, the General Partners must cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be an Affiliate of a General Partner. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI.C. Subject to Agency approval, if required, the Partnership shall not enter into any future management arrangement or renew or extend any existing management arrangement unless such arrangement is terminable without penalty upon the occurrence of the events described in this Article XI.

    D. The General Partners shall have the duty to manage the Apartment Complex during any period when there is no Management Agent.


    ARTICLE XII

    Books and Records, Accounting, Tax Elections, Etc.

    12.1 Books and Records

    The Partnership shall maintain all books and records which are required under the Uniform Act or by any governmental agency having jurisdiction and may maintain such other books and records as the General Partners in their discretion deem advisable. Every Limited Partner, or its duly authorized representatives, shall at all times have access to the records of the Partner-ship at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the names and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. A reasonable charge for copy work may be charged by the Partnership.

    12.2 Bank Accounts

    The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partners shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine. All deposits and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable Agency or Mortgage requirements, in interest-bearing accounts or invested in United States Government obligations maturing within one year.

    12.3 Auditors

    (a) The Auditors shall prepare, for execution by the General Partners, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 15 of each year, the Auditors shall deliver the tax returns for such year to the Tax Accountants for their review and comment within ten (10) business days after delivery to them. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by the Auditors and the Tax Accountants by March 1 of such year, then the Tax Accountants shall make the final decision on whether any changes are necessary. The Partnership shall reimburse BCCLP for all costs and expenses paid to the Tax Accountants for the aforementioned services.

    (b) The Auditors shall audit and certify all annual financial reports to the Partners in accordance with generally accepted auditing standards.

    (c)  If the Partnership fails to fulfill any of its obligations under
Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein and fails to cure any such failure within ten days after being notified in writing by the Special Limited Partner to do so, at any time thereafter upon notice from the Special Limited Partner that a change in the identity of the Auditors is desired, the General Partners, on behalf of the Partnership, shall promptly terminate the Partnership's engagement of the Auditors, and the prior written consent of the Special Limited Partner must be received to the appointment of replacement Auditors. If no such consent is received to the appointment of replacement Auditors within thirty (30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to anything else which in the view of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).

    12.4 Cost Recovery and Elections

    (a) With respect to all depreciable assets for which cost recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partners and the limited partners thereof.

    (b) Subject to the provisions of Section 12.5, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment Limited Partners and the limited partners thereof.

    12.5 Special Basis Adjustments

    In the event of a transfer of all or any part of the Interest of the Investment Limited Partners or a transfer of all or any part of an interest of a partner of the Investment Limited Partners, the Partnership shall elect, upon the request of the Investment Limited Partners, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner thereof. Each Partner will furnish the Partnership all information necessary to give effect to such election. The General Partners, in their discretion, may cause the Partnership to make the
Section 754 election even when the Partnership is not required to make it under this Section 12.5.

    12.6 Fiscal Year

    The fiscal and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

    12.7 Information to Partners

    (a) The General Partners shall cause to be prepared and distributed to all Persons who were Partners at any time during a fiscal year of the
Partnership:

         (i) Within forty-five (45) days after the end of each calendar year (or such other period as is necessary for compliance with Section 12.3(a)), (A) a balance sheet as of the end of such fiscal year, a statement of income, a statement of partners' equity, and a statement of cash flows, each for the year then ended, all of which, except the statement of cash flows, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report. With respect to any distribution to the Investment Limited Partners, the report called for shall separately identify distributions from (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of property and investments, (4) lease payments on net leases with builders and sellers, (5) reserves from the gross proceeds of the Capital Contribution of the Investment Limited Partners, (6) borrowed monies, and (7) transactions outside of the ordinary course of business with a description thereof.

         (ii) Within forty-five (45) days after the end of each calendar year (or such other period as is necessary for compliance with Section 12.3(a)), all information relating to the Partnership and/or the Apartment Complex which is necessary, in the view of the Tax Accountants, for the preparation of the Limited Partners' Federal income tax returns together with a draft of the Partnership's Federal income tax return and, promptly following the filing thereof with the Service, a final copy of such return as filed.

         (iii) Within thirty (30) days after the end of each quarter of a calendar year, a report containing:

              (A)  a balance sheet, which may be unaudited;

              (B) a statement of income for the quarter then ended, which may be unaudited;

              (C) a statement of cash flows for the quarter then ended, which may be unaudited;

              (D) a certification of the General Partners that the Apartment Complex and its tenants are in compliance with all applicable federal, state and local requirements and regulations;

              (E) a low-income housing tax credit monitoring form, a copy of the rent roll for the Apartment Complex, a statement of income and expenses, an operating statement and an Occupancy/Rental
Report, all in the form specified by BCCLP;

              (F) all other information which would be pertinent to a reasonable investor regarding the Partnership and its activities during the quarter covered by the report, as requested in writing by notice from the Special Limited Partner to the Partnership; and

    (b) Within sixty (60) days after the end of each calendar year a copy of the annual report to be filed with the United States Department of the Treasury concerning the status of the Apartment Complex as low-income housing and, if required, a certificate to the appropriate state agency concerning the same.

    (c)  Upon the reasonable written request of the Investment Limited
Partners for further information with respect to any matter covered in item (a) or item (b) above, the General Partners shall furnish such information within thirty (30) days of receipt of such request.

    (d) Prior to October 15 of each year, the Partnership shall send to the Investment Limited Partners an estimate of the Investment Limited Partners' share of the tax credits, profits and losses of the Partnership for Federal income tax purposes for the current fiscal year. Such estimate shall be pre-pared by the General Partners and the Auditors and shall be in the form specified by BCCLP.

    (e) Within fifteen (15) days after the end of any calendar quarter during which:

         (i) there is a material default by the Partnership under any Pro-ject Document or in the payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

         (ii) any reserve has been reduced or terminated by application of funds therein for purposes materially different from those for which such reserve was established,

         (iii) any General Partner has received any notice of a material fact which may substantially affect further distributions (as distinguished from amounts) of Cash Flow or Tax Credit allocations to any Limited Partner, or

         (iv) any Partner has pledged or collateralized its Interest in the Partnership,

the General Partners shall send the Investment Limited Partners a detailed report of such event.

    (f) The Partnership shall send to the Investment Limited Partners, on or before the tenth day of each month, the monthly housing credit monitoring form, and copies of all applicable periodic reports covering the status of project operations from the previous period, as may be required by any Agency.

    (g) On or before May 1st of each year, the Partnership shall send to the Investment Limited Partners a report on operations, in the form supplied by BCCLP.

    (h)  Promptly after Permanent Mortgage Commencement, the General
Partners shall send to BCCLP a closing binder containing photocopies of the fully-executed versions of all documents signed in connection with the Permanent Mortgage. The General Partners hereby consent to any Agency's providing BCCLP with copies of all material communications between any such office and the General Partners and/or the Partnership, including, but not limited to, any notices of default. From and after any date upon which the General Partners receive notice from the Investment Limited Partners that the Investment Limited Partners would like copies of the monthly rent rolls for the Apartment Complex to be sent to BCCLP, the General Partners shall send copies of the rent rolls to BCCLP no later than fifteen (15) days after the expiration of each month.

    (i) The General Partners shall cause to be prepared and delivered to the Investment Limited Partner within sixty (60) days of the earliest date on which all of the Partners have signed this Agreement an unaudited statement of income of the Partnership for the time period of January 1, 1996 through May 31, 1996.

    (j) Within thirty (30) days of the earliest date on which all of the Partners have signed this Agreement, the General Partners shall prepare, or cause the Auditors to prepare, and deliver to each Limited Partner a Tax Credit basis worksheet for each building in the Apartment Complex, all in a form specified by BCCLP.

    (k) If the General Partners do not cause the Partnership to fulfill its obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, the General Partners shall pay as damages the sum of $250 per day to the Investment Limited Partner until such obligations shall have been fulfilled. Such damages shall be paid forthwith by the General Partners, and failure to so pay shall constitute a material default of the General Partners hereunder. In addition, if the General Partners shall fail so to pay, the General Partners and their Affiliates shall forthwith cease to be entitled to the payment of any Cash Flow or Capital Transaction proceeds to which they may otherwise be entitled hereunder. Such payments of the Partnership Management Fee, Cash Flow and Capital Transaction proceeds shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against payments of the Management Fee, Cash Flow and Capital Transaction proceeds otherwise due to the General Partners or their Affiliates.

    (l) On or before each January 31, the Partnership shall send to the Investment Limited Partner copies of the certificates, memoranda of insurance or other evidence satisfactory to the Investment Limited Partner that insurance policies required to be maintained on the Apartment Complex pursuant to Section 6.5(c) are in force, accompanied by a certificate of the General Partners stating that such insurance policies satisfy the requirements of Section 6.5(c).

    12.8 Expenses of the Partnership

    (a) All expenses of the Partnership shall be billed directly to and paid by the Partnership.

    (b)  Except in extraordinary circumstances, neither the Investment
General Partner nor any Affiliate thereof shall be permitted to contract or otherwise deal with the Partnership for the sale of goods or services or the lending of money to the Partnership or the General Partners, except for
(i) management services, subject to the restrictions set forth in Article XI.B., (ii) loans made by, or guaranteed by, the Investment General Partner or any of its Affiliates, and (iii) those dealings, contracts or provision of services described in the Investment Partnership Agreement or the Prospectus. Extraordinary circumstances shall only be presumed to exist where there is an emergency situation requiring immediate action and the services required are not immediately available from unaffiliated parties. All services rendered under such circumstances must be rendered pursuant to a written contract which must contain a clause allowing termination without penalty on sixty (60) days' notice. Goods and services provided under such circumstances must be provided at the lesser of actual cost or the price charged for such goods or services by independent parties.

    (c)  In the event extraordinary circumstances arise, the Investment
General Partner and its Affiliates may provide construction services in connection with the Apartment Complex. Neither the Investment General Partner nor any of its Affiliates shall provide such services unless it believes it has an adequate staff to do so and unless such provision of goods and construction services is part of its ordinary and ongoing business in which it has previously engaged, independent of the activities of the Investment Limited Partner. Any such services must be reasonable for and necessary to the Investment Limited Partner, actually furnished to the Investment Limited Partner, and provided at the lower of ten per cent (10%) of the construction contract rate with respect to the Apartment Complex or ninety per cent (90%) of the competitive price charged for such services by independent parties for comparable goods and services in the same geographic location (except that in the case of transfer agent, custodial and similar banking-type fees, and insurance fees, the compensation, price or fee shall be at the lesser of costs or the compensation, price or fee of any other Person rendering comparable services as aforesaid). Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services or other method of allocation acceptable to the accountants for the Investment Limited Partner.

    (d) All services provided by the Investment General Partner or any Affiliate thereof pursuant to Section 12.8(c) must be rendered pursuant to the Investment Partnership Agreement or a written contract which precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty upon sixty (60) days' notice to the Investment General Partner by a vote of a majority in interest of the limited partners and assignees of beneficial interests in the Investment Limited Partner.

    (e) No compensation or fees may be paid by the Partnership to the Investment General Partner or its Affiliates except as described in the Investment Partnership Agreement or in the Prospectus.


    ARTICLE XIII

    General Provisions

    13.1 Restrictions by Reason of Section 708 of the Code

    No Disposition may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This Section 13.1 shall have no application to any required or optional purchase or repurchase of the Investment Limited Partner's Interest by the General Partners. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this Section 13.1, however, the Investment Limited Partner may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a waiver, this Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.

    13.2 Amendments to Certificate

    Within one hundred twenty (120) days after the end of any year in which the Investment Limited Partner shall have received any distributions under
Article X, the General Partners shall file an amendment to the Certificate reducing by the amount of its allocable share of such distribution the amount of Capital Contribution of the Investment Limited Partner as stated in the last previous amendment to the Certificate. However, Schedule A shall not be amended on account of any such distribution. The Partnership shall amend the Certificate as necessary to effect the substitution of substituted Limited Partners.

    Notwithstanding the foregoing provisions of this Section 13.2, no such amendments to the Certificate need be filed by the General Partners if the Certificate is not required to and does not identify the Limited Partners or their Capital Contributions in such capacity.

    13.3 Notices

    Any notice called for under this Agreement shall be in writing and shall be deemed adequately given if actually delivered or if sent by registered or certified mail, postage prepaid, to the party for whom such notice is intended at such party's last address of record on the Partnership books.

    13.4 Word Meanings

    The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, and each gender (masculine, feminine and neuter) shall include the other genders, unless the context requires otherwise. Each reference to a "Section" or an "Article" refers to the corresponding Section or Article of this Agreement, unless specified otherwise. References to Treasury Regulations (permanent or temporary) or Revenue Procedures shall include any successor provisions.

    13.5 Binding Effect

    The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

    13.6 Applicable Law

    This Agreement shall be construed and enforced in accordance with the laws of the State.

    13.7 Counterparts

    This Agreement may be executed in several counterparts and all so exe-cuted shall constitute one agreement binding on all parties hereto, notwith-standing that all the parties have not signed the original or the same counterpart.

    13.8 Separability of Provisions

    Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and (b) if for any reason any provision would cause the Investment Limited Partner to be bound by the obligations of the Partnership (other than requirements of any Lender), such provision or provisions shall be deemed void and of no effect.

    13.9 Paragraph Titles

    All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

    13.10     Amendment Procedure

    Notwithstanding any delegation under Section 6.13, any admission of the Special Limited Partner or its designee as a new or additional General Partner, or any other event, this Agreement may be amended only with (a) the prior written consent of the General Partners (initially meaning SHLP solely) and
(b) the Consent of the Investment Limited Partners and the prior written consent of the Special Limited Partner.

    13.11     Fees of Tax Accountants

    Except as otherwise expressly provided herein or as may be agreed to by the General Partners, all fees and disbursements of the Tax Accountants shall be paid by the Investment Limited Partner and its Affiliates and shall not constitute a contribution of any Partner to the Partnership.

    13.12     Extraordinary Limited Partner Expenses

    Any and all costs and expenses incurred by the Investment Limited Partner and/or the Special Limited Partner in connection with exercising rights and remedies against the General Partners with respect to this Agreement, including without limitation, reasonable attorneys' fees, shall be paid by the General Partners on demand. All amounts due to the Investment Limited Partner and/or the Special Limited Partner pursuant to this provision shall bear interest from demand at a rate of 9%.

    If any General Partner breaches any provision of this Agreement, the Investment Limited Partner and/or the Special Limited Partner may employ an attorney or attorneys to protect its rights hereunder, and the General Partners shall pay on demand the reasonable attorneys' fees and expenses incurred by the Investment Limited Partner and/or the Special Limited Partner, whether or not a legal action is actually commenced against any General Partner by reason of such breach. All amounts due to the Investment Limited Partner and/or the Special Limited Partner pursuant to this provision shall bear interest from demand at a rate equal to 9%.

    The provisions of this Section 13.12 shall not apply if the General Partners contest in a judicial proceeding the existence of a breach or a wrongdoing on their part, unless such breach or wrongdoing is established by a court decree and time for any appeal from such decree has expired without an appeal having been properly made. Further, in the event that the General Partners so prevail in such proceeding, the Investment Limited Partners will pay the legal fees and expenses of the General Partners.

    13.13     Time of Admission

    The Investment Limited Partners shall be deemed to have been admitted to the Partnership as of the Commencement Date for all purposes of this Agreement; provided, however, that if regulations are issued under the Code or an amendment to the Code is adopted which would require, in the opinion of the Auditors, that the Investment Limited Partners be deemed admitted on a date other than as of the Commencement Date, then the General Partners shall select a permitted admission date which is most favorable to the Investment Limited Partners.

    13.14     Superseding of Prior Agreements

    This Agreement supersedes and replaces all prior agreements among the parties concerning the subject matter hereof, including (but not limited to) the First Partnership Agreement and the Second Partnership Agreement.

    13.15     General Partner Division of Authority, Etc.

    Except to the extent of any delegation pursuant to Section 6.13 or any agreement in writing among the General Partners and any Limited Partners succeeding to the Interests of any General Partners, all purchase rights, funding obligations and other rights and obligations of the General Partners and any such Limited Partners under this Agreement shall be in the ratio of their paid-in Capital Contributions shown on Schedule A hereto.

    13.16     Purchase of Investment and Special Limited Partner Interests

    Upon the expiration of the Compliance Period, the General Partners shall have the option, exercisable in their sole discretion, to acquire the Interests of the Investment and Special Limited Partners upon payment of the greater of
(a) the then present fair market value of such Interests or (b) the tax liability to the partners of the Investment Limited Partner as a result of such sale (assuming that the partners are in the maximum federal income tax bracket at the time of the sale, unless evidence is reasonably available as to all or part of the actual tax liability, in which event such evidence shall be used in lieu of the indicated assumption). Any dispute as to the value of the Interests or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the General Partners, one chosen by the Investment Limited Partners, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. In the event that the first two committee members fail to choose a third within a reasonable time, or the committee fails to determine a value within a reasonable time, the American Arbitration Association shall determine the value and its determination shall be final and binding. The expense of arbitration shall be borne by the General Partners.



    WITNESS the execution hereof under seal as of the 1st day of July, 1996.

GENERAL PARTNER:                                 SIMPSON HOUSING LIMITED
PARTNERSHIP, a
                          Colorado limited partnership, by its
                          general partner, Paloma LLC, a Colorado
                          limited liability company, by its manager

                                                 By:  /s/ Donald A. Simpson
                                                         Donald A. Simpson,
manager

INVESTMENT LIMITED PARTNERS:
                                                 BOSTON CAPITAL TAX CREDIT FUND
III L.P., a
                          Delaware limited partnership

                                                 By:  Boston Capital Associates
III L.P.,
                              its general partner

                                            By:  C & M Associates d/b/a Boston
                                  Capital Associates, its
                                  general partner

                                                           By:   /s/John P.
Manning
                                                                     John P.
Manning,
                                                                      a general
partner

                                                      BOSTON CAPITAL TAX CREDIT
FUND  IV
                              L.P., a Delaware limited partnership

                                                      By:  Boston Capital
Associates IV
                                  L.P., its general partner

                                                                By:  C & M
Associates d/b/a
                                      Boston Capital
                                      Associates, its general
                                      partner

                                                                     By:   /s/
John J. Manning

John
P. Manning,
                                                                              a
general partner

SPECIAL LIMITED PARTNER:                 BCTC 94, INC., a Delaware corporation


                                                 By:  /s/ John Manning
                                                           John P. Manning,
President


    CONSENT AND AGREEMENT

    The undersigned hereby executes this Agreement for the sole purpose of agreeing to the provisions of Article XI of the foregoing Third Amended and Restated Agreement of Limited Partnership notwithstanding any provision of the Management Agreement to the contrary.


                             MANAGEMENT AGENT:

                             GREAT WEST MANAGEMENT & REALTY, LLC, a
      Colorado limited liability company


                        By:/s/ Donald A. Simpson


STATE OF      )
              ) SS.
COUNTY OF     )

    BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above-named Donald A. Simpson, known to me to be the manager of Paloma LLC, a Colorado limited liability company, sole general partner of Simpson Housing Limited Partnership, a Colorado limited partnership, who being duly sworn, acknowledged that the statements therein are true and that he did sign the same as his free act and deed and the same is the free act and deed of Paloma LLC, sole general partner of Simpson Housing Limited Partnership.

    WITNESS my hand and official seal this ___ day of August, 1996.


                             __________________________________
                             Notary Public

                             __________________________________
                             Name (Printed)
                             My Commission Expires:____________
                             My County of Residence:___________



STATE OF      )
              ) SS.
COUNTY OF     )

    BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above-named ______________, known to me to be the _________ of Great West Management & Realty, LLC, a Colorado limited liability company, who, being duly sworn, acknowledged that the statements therein are true and that he did sign the foregoing instrument as his free act and deed and that the same is the duly authorized free act and deed of Great West Management & Realty, LLC.

    WITNESS my hand and official seal this ___________ day of August, 1996.

                             __________________________________
                             Notary Public

                             __________________________________
                             Name (Printed)
                             My Commission Expires:____________
                             My County of Residence:___________


COMMONWEALTH OF MASSACHUSETTS     )
                                  ) SS.
COUNTY OF SUFFOLK                 )

    BEFORE ME, the undersigned Notary Public in and for said County and Commonwealth, personally appeared the above-named John P. Manning, known to me to be a general partner of C & M Associates d/b/a Boston Capital Associates, which is the general partner of Boston Capital Associates III L.P., Boston Capital Associates III L.P. being the general partner of Boston Capital Tax Credit Fund III L.P., who, being duly sworn, acknowledged that he did sign the foregoing instrument, that the statements therein contained are true and that the same is the duly authorized free act and deed of Boston Capital Tax Credit Fund III L.P.

    WITNESS my hand and official seal this ________ day of August, 1996.

                             __________________________________
                             Notary Public

                             __________________________________
                             Name (Printed)
                             My Commission Expires:____________
                             My County of Residence:___________

COMMONWEALTH OF MASSACHUSETTS     )
                                  ) SS.
COUNTY OF SUFFOLK                 )

    BEFORE ME, the undersigned Notary Public in and for said County and Commonwealth, personally appeared the above-named John P. Manning, known to me to be a general partner of C & M Associates d/b/a Boston Capital Associates, which is the general partner of Boston Capital Associates IV L.P., Boston Capital Associates IV L.P. being the general partner of Boston Capital Tax Credit Fund IV L.P., who, being duly sworn, acknowledged that he did sign the foregoing instrument, that the statements therein contained are true and that the same is the duly authorized free act and deed of Boston Capital Tax Credit Fund IV L.P.

    WITNESS my hand and official seal this ________ day of August, 1996.

                             __________________________________
                             Notary Public

                             __________________________________
                             Name (Printed)
                             My Commission Expires:____________
                             My County of Residence:___________


COMMONWEALTH OF MASSACHUSETTS     )
                                  ) SS.
COUNTY OF SUFFOLK                 )

    BEFORE ME, the undersigned Notary Public in and for said County and Commonwealth, personally appeared the above-named John P. Manning, known to me to be the President of BCTC 94, Inc., who, being duly sworn, acknowledged that he did sign the foregoing instrument, that the statements therein contained are true and that the same is the duly authorized free act and deed of BCTC 94, Inc.

    WITNESS my hand and seal this _____ day of August, 1996.

                             __________________________________
                             Notary Public

                             __________________________________
                             Name (Printed)
                             My Commission Expires:____________
                             My County of Residence:________________


    JEREMY ASSOCIATES LIMITED PARTNERSHIP

    Schedule A


As of the Effective Date

General Partner
Capital Contributions

Simpson Housing Limited Partnership
$38,743*
c/o Simpson Housing Corporation
3201 South Tamarac Drive
Suite 200
Denver, Colorado 80231

Special Limited Partner                                                 Capital
Contribution

BCTC 94, Inc.
            $10
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, Massachusetts  02108


Investment                                        Total Agreed-to

  Paid-In
Limited Partner                           Capital Contribution       Capital
Contribution**

Boston Capital Tax Credit                      $2,145,000
$1,71
6,000
 Fund III L.P.
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, Massachusetts  02108

Boston Capital Tax Credit                        $848,708                 $
678,966
  Fund IV L.P.
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, Massachusetts  02108

____________________________________
*Subject to increase as provided in Sections 4.2(b) and 5.1(e), (f) and (g) (last sentence).

**Paid-in Capital Contribution as of the Effective Date. Future Installments of Capital Contribution are subject to adjustment and are due at the times and subject to the conditions set forth in the Agreement to which this Schedule is attached.


    EXHIBIT A

    DUE DILIGENCE REQUIREMENTS


    NONE


    EXHIBIT B

    INSURANCE REQUIREMENTS


    The General Partners shall cause the Partnership to maintain insurance for the term of the Partnership in accordance with the following:

    I.   Comprehensive Casualty.

    The General Partners shall cause to be maintained comprehensive casualty insurance including, but not limited to, fire, earthquakes and other risks generally included under "extended coverage" policies in favor of the Partnership in an amount not less than the replacement value of the Apartment Complex and shall include loss of rents coverage in an amount not less than the Apartment Complex's projected annual gross rent, an agreed amount endorsement covering all property and rental values, and a standard building laws endorsement which includes coverage for building ordinance compliance, demolition and any increased cost of construction of the Apartment Complex.

    II.  Comprehensive General Liability.

    The General Partners shall cause to be maintained commercial general liability insurance in favor of the Partnership in an amount not less than $1,000,000 per occurrence (combined single limit) and $2,000,000 in the aggregate.

    III. Worker's Compensation and Employer's Liability.

    The General Partners shall cause to be maintained worker's compensation and employer's liability insurance in favor of the Partnership in an amount equal to the greater of (i) the amount required by the State's laws governing such insurance or (ii) $1,000,000.

    IV.  Comprehensive Automobile.

    The General Partners shall cause to be maintained comprehensive automobile, including non-owned automobile liability, insurance in favor of the Partnership in an amount not less than $1,000,000 (combined single limit).

    V.   Excess or Umbrella Liability.

    The General Partners shall cause to be maintained excess or umbrella liability insurance in favor of the Partnership in an amount not less than $5,000,000 (combined single limit).

    VI.  Builder's Risk.

    Through the Completion Date, or such later date as may be required by any Agency or any Lender, the General Partners shall cause the Partnership to maintain builder's risk insurance in favor of the Partnership in an amount not less than the greater of (i) the full replacement value of the Apartment Complex (excluding the value of the underlying land, the site utilities and the foundations) or (ii) such other amount as shall be required by any Agency or Lender.

    VII. Management Agent.

    The Management Agent shall maintain for the term of the Management Agreement liability insurance in the amount of $1,000,000 per incident and $2,000,000 in the aggregate, worker's compensation insurance in accordance with the State's laws governing such insurance, a fidelity bond in the amount of not less than six (6) months of the Apartment Complex's projected gross rent, auto liability insurance in the amount of $1,000,000 per incident and error and omissions insurance in the amount of $1,000,000 per incident.

    VIII.     General Requirements.

    All of the policies required above, including those to be maintained by the Management Agent, shall be issued by insurance carriers which are currently rated by Standard & Poors as A or better. No deductibles on such policies shall exceed $2,500.